Exhibit 2.3
Execution Version

PURCHASE AND SALE AGREEMENT
BY AND AMONG

PANTHER ENERGY COMPANY, LLC
RED WILLOW MID-CONTINENT, LLC
AND
LINN ENERGY HOLDINGS, LLC

AS SELLERS

AND

MIDSTATES PETROLEUM COMPANY LLC

AS BUYER

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(i)

(ii)

(iii)

(iv)

Section 17.17	Time of the Essence	58
Section 17.18	Counterpart Execution	58
Section 17.19	Headings; References	58
Section 17.20	Waiver of Sovereign Immunity	59

EXHIBITS AND SCHEDULES

Exhibit A	Subject Interests (Listing of Leases)
Exhibit B	Wells and Interests
Exhibit C	Certain Excluded Assets
Exhibit D	Allocated Values
Exhibit E	Assignment and Bill of Sale
Exhibit F	Project Area
Exhibit G	Form of Sellers Parent Guaranty
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Buyer Parent Guaranty

Schedule 1.02(e)	Personal Property
Schedule 5.06	Existing Claims and Litigation
Schedule 5.09	Consents and Preferential Rights
Schedule 5.11	Material Contracts
Schedule 5.11(d)	No Disclosure Contracts
Schedule 5.13	Personal Property and Wells
Schedule 5.14	Environmental Matters
Schedule 5.15	Imbalances
Schedule 5.16	Drilling Obligations
Schedule 5.17	Current Capital Commitments
Schedule 5.18	Plugging and Abandonment Obligations
Schedule 5.19	Prepayments
Schedule 5.20	Tax Partnerships
Schedule 5.21	Operation of Assets
Schedule 5.22	Non-Consent Operations
Schedule 5.23	Compliance with Permits
Schedule 5.24	Payments for Production
Schedule 5.25	Payout Balances
Schedule 5.26	Suspense Funds
Schedule 5.28	Surface Rights
Schedule 5.29	Compliance with Laws
Schedule 5.32	Bonds and Letters of Credit
Schedule 13.01	Operations after Execution Date

(v)

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 3rd day of April, 2013 (the “Execution Date”), by and among Panther Energy Company, LLC, a Delaware limited liability company, doing business under the trade name Holmes Exploration, LLC in Texas (“Panther”), Red Willow Mid-Continent, LLC, a Colorado limited liability company (“Red Willow”), Linn Energy Holdings, LLC, a Delaware limited liability company (“Linn”) and Midstates Petroleum Company LLC, a Delaware limited liability company (“Buyer”). Panther, Red Willow and Linn are sometimes collectively referred to herein as “Sellers” and individually as “Seller.” Buyer and Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
W I T N E S S E T H:
WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer hereby agree as follows:
Article I
Assets
Section 1.01    Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets (as defined in Section 1.02) from Sellers, and Sellers agree to sell the Assets to Buyer.
Section 1.02    Assets. Subject to Section 1.03, the term “Assets” shall mean all of Sellers’ right, title and interest in and to:
(a)    the oil and gas leases, the oil, gas and mineral leases and subleases and other leaseholds, operating rights, working interests, interests under compulsory (forced) pooling orders, royalties, overriding royalties, net profits interests, payments out of production, reversionary rights, rights to reassignment, mineral fee interests, carried interests and any contractual rights to production relating thereto (collectively, “Oil and Gas Interests”) described on Exhibit A, together with all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Sellers in and to (i) the lands described on Exhibit A, or described in any of the Leases or other instruments described on Exhibit A, (ii) the lands covered by the foregoing leases or interests or lands pooled or unitized therewith (collectively, the “Leases”), (iii) any assignments and other documents of title described in Exhibit A, all as more specifically described in Exhibit A and (iv) any other Oil and Gas Interests located within the Project Area, but specifically excluding any such interests owned by Linn with no common ownership with either Panther or Red Willow (collectively, the “Subject Interests,” or singularly, a “Subject Interest”); for purposes hereof “Project Area” means the land included within (A) the outside boundaries outlined on Exhibit F, (B) the individual sections identified on Exhibit F and (C) any other lands covered by a Lease;

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(b)    all Hydrocarbon, water, CO2, saltwater disposal or injection wells used or held for use in connection with the operation or development of the Subject Interests and located within the Project Area or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B (collectively, the “Wells”);
(c)    all rights incident to the Subject Interests and the Wells, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time and (B) liens and security interests in favor of any Seller or its or their Affiliate, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of any Seller as to the operator or non-operator of any Subject Interest; and (iii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest or Well being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;
(d)    all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges used or held for use in connection with the Subject Interests (collectively, the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;
(e)    all personal property, equipment, machinery, tools, platforms, fixtures, inventory, vehicles and improvements used primarily in connection with the Subject Interests, the Wells, the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, meters, telemetry equipment, pumps, pumping units, flowlines, pipelines, gathering systems, processing systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”) including, without limitation, the Personal Property set forth in Schedule 1.02(e);
(f)    any surface fee interests located within the Project Area and all buildings and structures used as field offices in connection with the ownership and operations of the Assets, and all leases thereof or fee interests associated therewith;
(g)    all contracts, agreements, instruments and other arrangements by which the Subject Interests are bound or that relate to the Subject Interests, the Wells, the Personal Property or the Easements, including, without limitation, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, area of mutual interests (AMI)

agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Subject Interests or the production of oil and gas and other minerals and products produced in association therewith from the Subject Interests and the Material Contracts (collectively, and subject to the following clauses (i) and (ii), the “Contracts”), but excluding (i) any contract to which any Seller or any of its Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (“Hedge Contracts”) and (ii) any indenture, mortgage, loan, credit or sale-leaseback or similar agreement entered into by any Seller or its Affiliates creating indebtedness on the part of any Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, any Seller or its Affiliates (“Debt Contracts”);
(h)    all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, Lease records and data, Well records, and division order records, Well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contract files and material correspondence to Third Parties that relate to the foregoing interests in the possession of, and maintained by, Sellers (collectively, the “Records”);
(i)    all Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from or attributable to the Subject Interests or Wells at and after the Effective Time;
(j)    to the extent assignable under any of the Contracts (except with respect to the Retained Obligations), all rights to indemnities and releases from Third Parties relating to the Assets arising under any of the Contracts;
(k)    all geological and geophysical data specifically relating to the Subject Interests, including, without limitation, conventional 2-D and 3-D seismic data, other than such data that cannot be transferred without the payment to any Third Party of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or other consideration); and
(l)    all Hydrocarbon and/or other mineral leases and mineral interests acquired in the Project Area by Sellers after the Execution Date and prior to the Closing Date if (i) the acquisition of such mineral leases and/or mineral interests is done in connection with the completion of a drilling unit or in response to a pooling agreement or order and is contemplated in the capital expenditure budget set forth in Schedule 13.01 or (ii) if not contemplated in the capital expenditure budget set forth in Schedule 13.01, prior to any Seller's acquisition thereof, Buyer agreed (within five (5) Business Days of a Seller's written request with respect thereto) in writing to acquire (and pay all Post-Execution

Option Lease Amounts associated with) such leases and mineral interests at Closing (“Post-Execution Option Leases”).
(m)    For purposes of this Agreement:
(i)    “Third Party” means any Person, other than Sellers or Buyer, and their respective Affiliates; the term includes, but is not limited to, working interest owners, royalty owners, Lease operators, landowners, service contractors and governmental agencies;
(ii)    “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity;
(iii)    “Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise;
(iv)    “Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations that are promulgated, issued or enacted by a Governmental Authority having jurisdiction;
(v)    “Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays; and
(vi)    “Post-Execution Option Lease Amount” shall mean an amount equal to all (a) documented costs paid to lessors (or other Third Parties, as applicable) by (or on behalf of) Sellers, including cash bonus consideration and pre-paid delay rentals and (b) broker's fees, recording fees, title examination expenses (including abstract costs, title opinion costs and all other third party costs of due diligence), legal expenses, title curative costs, land costs, drafting and other costs and expenses incurred by Sellers and payable to a Third Party, in each case, in the acquisition (after the Execution Date and before the Closing Date) of any Post-Execution Option Leases.
Section 1.03    Excluded Assets. Each Seller excepts, reserves, and retains to itself all of its right, title and interest in and to the following properties and assets (the “Excluded Assets”):
(a)    all corporate, financial, legal, and Tax records of such Seller that relate to such Seller's business generally;

(b)    all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets for the period prior to the Effective Time;
(c)    subject to Section 13.08, all rights, interests, and claims that such Seller may have under any policy of insurance or indemnity, surety bond or any insurance or condemnation proceeds or recoveries from any Third Party relating to property damage or casualty loss affecting the Assets occurring prior to the Effective Time;
(d)    all claims, whether in contract, in tort, or arising by operation of Law, and whether asserted or unasserted as of the Closing Date (as defined in Section 10.01), that such Seller may have against any Person arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to the Assets that occurred prior to the Effective Time; provided, however, that no such claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Buyer or the Assets on and after the Effective Time without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed;
(e)    all exchange traded futures contracts and over-the-counter derivative contracts of such Seller;
(f)    any and all rights to use such Seller's names, marks, trade dress or insignia, or to use the name of such Seller, and all of such Seller's intellectual property, including, without limitation, proprietary or licensed computer software; patents; trade secrets; copyrights; geological and geophysical information and data (including, without limitation, conventional 2-D and 3-D seismic data) licensed from a Third Party not transferable without the payment to any Third Party of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or other consideration), and such Seller's proprietary interpretations of any such information or data; economic analyses; and pricing forecasts;
(g)    subject to Section 13.08, all amounts due or payable to such Seller as adjustments to insurance premiums related to the Assets for periods prior to the Effective Time;
(h)    all claims of such Seller for any Tax refunds and loss carry-forwards and carry-backs with respect to any Asset Taxes for periods prior to the Effective Time (determined in accordance with Section 9.03);
(i)    all audit rights and all amounts due or payable to such Seller as refunds, adjustments, or settlements of disputes arising under the Assets or Contracts for periods prior to the Effective Time;
(j)    all vehicles and all inventories of pipe, equipment and other personal property not (i) located in the Project Area or (ii) used in connection with the Subject Interests and the Easements or the production, treatment, sale or disposal of Hydrocarbons, byproducts or waste produced therefrom or attributable thereto;

(k)    all other interests, rights, property, and assets of such Seller not located in the Project Area or otherwise specifically included in the definition of the Assets;
(l)    all Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from or attributable to the Subject Interests or Wells prior to the Effective Time, including any Hydrocarbons located in tanks immediately prior to the Effective Time; and
(m)    the assets of Sellers more specifically described in Exhibit C.
Article II
Purchase Price
Section 2.01    Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer's payment to Sellers of the aggregate sum of Six Hundred Twenty Million and No/100 Dollars ($620,000,000.00) (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement. The Closing Payment for the Unadjusted Purchase Price, as adjusted in accordance with this Agreement, shall be paid by Buyer to Sellers at the Closing in such amounts and by means of completed federal funds transfers to the account designated in Section 17.06(a).
Section 2.02    Allocated Values. The Unadjusted Purchase Price is allocated among the Assets as set forth in Exhibit D attached hereto (the “Allocated Values”). Sellers and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to the provisions of Article III and Article IV.
Section 2.03    Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date, but effective as of 7:00 a.m. local time where the Assets are located on April 1, 2013 (the “Effective Time”).
Section 2.04    Parent Guarantees.
(a)    Concurrently with the execution of this Agreement, the Southern Ute Indian Tribe, a federally recognized Indian Tribe, acting by and through a division of the Tribe doing business as the Southern Ute Indian Tribe Growth Fund, shall execute and deliver to Buyer a guaranty substantially in the form of Exhibit G.
(b)    Concurrently with the execution of this Agreement, Midstates Petroleum Company, Inc., a Delaware corporation, shall execute and deliver to Sellers a guaranty substantially in the form of Exhibit I.
Article III
Title Matters
Section 3.01    Examination Period. Following the Execution Date until 5:00 p.m., local time in Tulsa, Oklahoma, on May 15, 2013 (the “Examination Period”), Sellers shall permit Buyer and/or its representatives to examine, at all reasonable times, in the Sellers' offices, all abstracts of title, title opinions, title files, ownership maps, Lease files, Contract files, assignments, division orders, operating and accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of any Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on any Seller or such data.
Section 3.02    Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a Subject Interest, Lease, Well or unit included in the Assets, such ownership by Sellers in such Subject Interest, Lease, Well or unit that:
(a)    entitles Sellers to receive not less than the percentage set forth in Exhibit A, Exhibit B or Exhibit D as Sellers' “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each Subject Interest, Lease, Well or unit as set forth in Exhibit A, Exhibit B or Exhibit D, all without reduction, suspension or termination of such interest throughout the productive life of such Subject Interest, Lease, Well or unit, except for carried interests, production payments, reversionary interests or other changes in interest in time as specifically set forth in Exhibit A, Exhibit B or Exhibit D;
(b)    obligates Sellers to bear no greater than the percentage set forth in Exhibit A, Exhibit B or Exhibit D as Sellers' “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each Subject Interest, Lease, Well or unit as set forth in Exhibit A, Exhibit B or Exhibit D, all without increase throughout the productive life of such Subject Interest, Lease, Well or unit, except for carried interests, production payments, reversionary interests or other changes in interest in time as specifically set forth in Exhibit A, Exhibit B or Exhibit D;
(c)    entitles Sellers, with respect to each Lease shown on Exhibit A, to not less than the Net Acres set forth on Exhibit A with respect to such Lease; and
(d)    other than Permitted Encumbrances, is free and clear of all liens, encumbrances and defects in title.
(e)    The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:
(i)    the Leases and Contracts; provided, that the terms and conditions thereof do not, individually or in the aggregate, operate to (A) reduce the Net Revenue Interests or Net Acres of any of the Assets to less than the Net Revenue Interest or Net Acres set forth in Exhibit A, Exhibit B or Exhibit D, (B) increase Sellers' Working Interest above that shown in Exhibit A, Exhibit B or Exhibit D without a corresponding increase in Net Revenue Interest, or (C) individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby;
(ii)    any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens or charges for liquidated amounts arising in the ordinary course of business, which in the case of clauses (A) and (B), (1) that Sellers have agreed to assume or pay pursuant to the terms hereof, or (2) for which Sellers are responsible for paying or releasing at the Closing;
(iii)    any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Sellers have agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;
(iv)    any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by any Seller or over which any Seller owns rights-of-way, easements, permits or licenses, to the extent that same, in the case of clauses (A) and (B), do not operate to (1) reduce the Net Revenue Interests or Net Acres of any of the Assets to less than the Net Revenue Interest or Net Acres set forth in Exhibit A, Exhibit B or Exhibit D, (2) increase Sellers' Working Interest above that shown in Exhibit A, Exhibit B or Exhibit D without a corresponding increase in Net Revenue Interest, or (3) individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby;
(v)    all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to (A) reduce the Net Revenue Interests or Net Acres of any of the Assets to less than the Net Revenue Interest or Net Acres set forth in Exhibit A, Exhibit B or Exhibit D, (B) increase Sellers' Working Interest above that shown in Exhibit A, Exhibit B or Exhibit D without a corresponding increase in Net Revenue Interest, or (C) individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby;
(vi)    required Third Party (as defined in Section 1.02(m)(i) above) consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby prior to Closing, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights prior to Closing;

(vii)    all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;
(viii)    rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Laws, rules, and regulations of such Governmental Authorities; and
(ix)    all defects and irregularities affecting the Assets which individually or in the aggregate do not (A) reduce the Net Acres or Net Revenue Interests of any of the Assets to less than the Net Acres or Net Revenue Interest set forth in Exhibit A, Exhibit B or Exhibit D (B) increase Sellers' Working Interest above that shown in Exhibit A, Exhibit B or Exhibit D without a corresponding increase in Net Revenue Interest, (C) individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby and (D) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region in which the Assets are located.
(f)    The term “Net Acres” means, as computed separately with respect to each Lease, the product of (i) the number of gross acres in the lands covered by such Lease, multiplied by (ii) the lessor's undivided percentage interest in oil, gas and/or other minerals in the lands covered by such Lease, multiplied by (iii) Sellers' Working Interest in such Lease.
Section 3.03    Title Defect.
(a)    The term “Title Defect,” as used in this Agreement, shall mean: (i) any encumbrance, lien, charge, obligation, encroachment or irregularity affecting, defect in or objection to Sellers' ownership of any Asset that, if not cured, causes Sellers not to have Defensible Title to such Asset as of the Closing Date; or (ii) any default by any Seller under a Lease, farmout agreement or other contract or agreement that would (A) have a material adverse affect on the operation, value or use of such Asset, or (B) prevent any Seller from receiving the proceeds of production attributable to such Seller's interest therein.
(b)    Anything in this Agreement to the contrary notwithstanding, in no event shall any of the following constitute a Title Defect: (i) defects based solely on an assertion that any of Seller's files lack information (including title opinions); (ii) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or probate proceedings, unless Buyer provides a reasonable basis for the assertion that such failure or omission has resulted in a Third Party's actual and superior claim of title to the affected Asset; (iii) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; and (iv) defects arising out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that the action was not authorized and that such lack of authorization has resulted in a Third Party's actual and superior claim of title to the affected Asset.
Section 3.04    Notice of Title Defects.
(a)    If Buyer discovers any Title Defect affecting any Asset (each, a “Title Defect Property”), Buyer shall notify Sellers as promptly as possible, but no later than the expiration of the Examination Period, of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer. Except for Buyer's rights under the special warranty of title contained in the Assignment, any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances and shall not constitute a Title Defect.
(b)    Upon the receipt of such effective notice from Buyer, Sellers and Buyer shall attempt to mutually agree on a resolution with respect to any alleged Title Defect. Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove on or before sixty (60) days after the expiration of the Examination Period (the “Cure Period”) any Title Defects for which Sellers have received a Title Defect notice from Buyer prior to the expiration of the Examination Period. No reduction shall be made to the Closing Payment with respect to any Title Defect properly asserted prior to the expiration of the Examination Period (the “Asserted Title Defects”) and for which Sellers have provided notice to Buyer prior to or on the Closing Date that Sellers intend to attempt to cure the Title Defect during the Cure Period or for which Sellers have provided notice to Buyer prior to or on the Closing Date that Sellers dispute the existence, in whole or in part, which notice shall include a description of the matters in dispute (any Asserted Title Defect for which Sellers properly dispute the existence, in whole or in part, a “Disputed Defect”). Subject to Section 3.05, the Title Defect Value resulting from the Asserted Title Defects asserted by Buyer and not cured by Sellers prior to Closing shall be paid to a mutually agreed escrow agent (the “Escrow Agent”) at Closing pursuant to a form of escrow agreement to be mutually agreed to prior to Closing (the “Escrow Agreement”), unless the Parties agree otherwise; provided, however, (i) if Sellers elect to cure an Asserted Title Defect, the Title Defect Value resulting from such Asserted Title Defect shall be released to Sellers upon cure if such Asserted Title Defect is cured by the expiration of the Cure Period (the “Remedy Deadline”), and if not cured by then, such Title Defect Value shall be released to Buyer or Sellers, as applicable, pursuant to Section 3.04(c), at such time, or if the relevant Asserted Title Defect becomes subject to resolution pursuant to Article XVI (a “Disputed Title Matter”), then such Title Defect Value shall be treated as provided in the following sub-part (ii), and (ii) if an Asserted Title Defect is a Disputed Defect or Disputed Title Matter, such Asserted Title Defect shall be finally and exclusively resolved in accordance with the provisions of Article XVI and release of the Title Defect Value from escrow for such Asserted Title

Defect shall be resolved in accordance therewith. If, prior to the expiration of the Remedy Deadline, Sellers and Buyer cannot agree on (A) the proper and adequate cure for any such Title Defect, (B) the Title Defect Value or (C) whether the Asserted Title Defect constitutes a Title Defect, then such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Article XVI.
(c)    In the event that any Title Defect (other than a Disputed Title Matter) is not waived by Buyer or, subject to Section 3.04(b), cured prior to the Remedy Deadline, then unless otherwise mutually agreed in writing by the Parties, subject to Section 3.05, Buyer shall, at its sole election, elect to (i) retain the Title Defect Property and make a downward adjustment to the Unadjusted Purchase Price by an amount equal to the Title Defect Value of such Title Defect or (ii) exclude the entirety of the Title Defect Property that is adversely affected by such Title Defect and reconvey such Title Defect Property to Sellers, in which event, the Unadjusted Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such Title Defect Property, and such Title Defect Property shall constitute an Excluded Asset. Upon Buyer making an election pursuant to this Section 3.04(c), the Parties shall complete any reconveyancing of the relevant Title Defect Property, if necessary, to effect such election. Any downward adjustment to the Unadjusted Purchase Price pursuant to this Section 3.04(c), together with any other adjustments as may be required pursuant to Section 3.04(b), if applicable, shall be made (and accounted for) in connection with the preparation of the Final Accounting Statement, except for Title Defects that Sellers do not dispute or attempt to cure, which Title Defects will be accounted for at Closing.
(d)    Unless Sellers and Buyer agree otherwise, the value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:
(i)    If the Title Defect is a lien upon any Asset which is undisputed and liquidated in amount, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.
(ii)    If the Title Defect asserted is that the Net Acres under a Lease are less than that stated in Exhibit A or Exhibit D, the Net Revenue Interest attributable to any Lease, Well or unit is less than that stated in Exhibit A, Exhibit B or Exhibit D or the Working Interest attributable to any Lease, Well or unit is greater than that stated in Exhibit A, Exhibit B or Exhibit D for which there is not a proportionate increase in Net Revenue Interest, then the Title Defect Value shall take into account the relative change in the interest from Exhibit A, Exhibit B or Exhibit D and the appropriate Allocated Value attributed to such Asset.
(iii)    If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), other than as described in Sections 3.04(d)(i) and (ii) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Value placed upon the Title Defect by Buyer and Sellers.
(iv)    If a Title Defect does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.
(v)    The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.
(vi)    Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells, units or other Assets affected thereby.
(vii)    The Title Defect Value of a Title Defect shall be determined considering such other factors as are normally considered in transactions involving the sale of properties and assets similar to the Assets.
Section 3.05    Title Defect Limitations. Notwithstanding anything to the contrary in this Agreement, (i) if the Title Defect Value attributable to a Title Defect Property does not exceed Seventy-Five Thousand and No/100 Dollars ($75,000.00), then no adjustment to the Unadjusted Purchase Price or other remedy hereunder shall be made for such Title Defect Property, (ii) if the aggregate adjustment to the Unadjusted Purchase Price determined in accordance with this Agreement for all Title Defects (exceeding Seventy-Five Thousand and No/100 Dollars ($75,000.00)) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any adjustments thereto, then no adjustment of the Unadjusted Purchase Price or other remedy hereunder shall be made therefor, and (iii) if the aggregate adjustment to the Unadjusted Purchase Price determined in accordance with this Agreement for all Title Defects (exceeding Seventy-Five Thousand and No/100 Dollars ($75,000.00)) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any adjustments thereto, then the Unadjusted Purchase Price and other remedies hereunder shall only be applicable to the extent of such excess.
Section 3.06    Special Warranty of Title. Each Seller hereby agrees to warrant and defend title to the Assets solely unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under such Seller and its Affiliates, but not otherwise; subject, however, to Permitted Encumbrances.
Section 3.07    Consents to Assignment.
(a)    Prior to Closing, Sellers shall send to each holder of a consent pertaining to an Asset and the transactions contemplated hereby, including those set forth on Schedule 5.09 (each, a “Consent”), a notice (in material compliance with the contractual provisions applicable to such Consent) seeking such Person's consent to the transactions contemplated hereby. Prior to Closing, with respect to each preferential purchase right, right of first refusal or other similar right (each, a “Preferential Purchase Right”) pertaining to an Asset and the transactions contemplated hereby, including those set forth on Schedule 5.09, Sellers shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.
(b)    If, prior to the Closing, any holder of a Preferential Purchase Right notifies Sellers that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, or if the time for exercising such Preferential Purchase Right has not expired (each such Asset subject to an exercised or outstanding Preferential Purchase Right at Closing, a “Pref-Right Asset”), then such Pref-Right Asset shall be excluded from the Assets to be acquired by Buyer, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Pref-Right Asset. Sellers shall be entitled to all proceeds paid by a Person exercising a Preferential Purchase Right with respect to a Pref-Right Asset. If the holder of a Preferential Purchase Right applicable to a Pref-Right Asset thereafter fails to consummate the purchase of such Pref-Right Asset on or before the date that is one hundred twenty (120) days after the Closing Date (or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof), then Sellers shall so notify Buyer, and Buyer shall purchase, on or before that date that is ten (10) days following its receipt of such notice of such Preferential Purchase Right being waived or the time for exercising such right has expired, such Pref-Right Asset from Sellers, under the terms of this Agreement, for a price equal to the Allocated Value of such Pref-Right Asset plus or minus any amount payable with respect to such Pref-Right Asset pursuant to Section 12.01.
(c)    All Assets with respect to which any Preferential Purchase Right applicable thereto has been waived or as to which the period to exercise such right has expired prior to the Closing shall (in each case) be included in the Assets sold and conveyed to Buyer at the Closing pursuant to the provisions of this Agreement.
(d)    If as of the Closing, Seller has not obtained a Consent, and the failure to obtain such Consent would cause (A) the assignment of the Assets affected thereby to Buyer to be void and/or (B) the termination of the Asset under the express terms thereof (each, a “Subject Consent Asset”) then such Subject Consent Asset shall be excluded from the Assets to be conveyed to Buyer at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the excluded Asset. In the event that a Consent with respect to a Subject Consent Asset that was not obtained prior to the Closing Date is obtained within one hundred twenty (120) days following the Closing Date then, within ten (10) days after such Consent is obtained, Sellers shall assign to Buyer such Subject Consent Asset pursuant to an assignment in form and substance substantially similar to the Assignment, effective as of the Effective Time, and Buyer shall pay to Sellers, under the terms of this Agreement, a price equal to the Allocated Value of such Subject Consent Asset plus or minus any amount payable with respect to such Subject Consent Asset pursuant to Section 12.01. From and after the Closing, until the earlier of the date that is one hundred twenty (120) days after Closing and the date that any Consent applicable to a Subject Consent Asset that has not been assigned to

Buyer pursuant hereto is obtained, Sellers shall continue to use all commercially reasonable efforts (at Buyer's sole cost and expense) to obtain each such Consent to the extent requested by Buyer. Except for any Subject Consent Assets, all Assets subject to any Consent that is outstanding as of the Closing shall be included in the Assets conveyed to Buyer at Closing and Buyer shall have no claim against, and Sellers shall have no liability for, its failure to obtain any such Consent; provided, however, that for ninety (90) days following the Closing Date, Sellers will continue (at Buyer's sole cost and expense) to exercise commercially reasonable efforts to obtain the Consent of the holders of such unsatisfied Consent to the extent requested by Buyer, and thereafter will provide, at Buyer's sole cost and expense, such assistance as Buyer may reasonably require in connection with Buyer's efforts to secure the Consent.
(e)    If the Subject Consent Asset is a Contract, and Buyer is assigned the other Assets to which the Contract relates, but the Contract is not transferred to Buyer due to the unattained Consent, Sellers will continue after Closing to use reasonable efforts to obtain such Consent, which the Parties acknowledge and agree shall not require Sellers to pay any monies for which Buyer has not separately agreed in writing to reimburse Sellers (or otherwise be responsible) so that such Contract can be transferred to Buyer upon the receipt of such Consent.
Section 3.08    Remedies for Title Benefits.
(a)    If any Seller discovers any Title Benefit during the Examination Period affecting the Assets (each, a “Title Benefit Property”), it shall promptly notify Buyer in writing thereof on or before the expiration of the Examination Period. To be effective, such notice must (i) be in writing, (ii) be received by Buyer prior to the expiration of the Examination Period, (iii) describe the Title Benefit in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Benefit, and (v) include the value of such Title Benefit as determined by Sellers. Sellers shall be entitled to an upward adjustment to the Unadjusted Purchase Price pursuant to Section 10.02(a)(i) with respect to all Title Benefits, in an amount determined in accordance with Section 3.08(c). For purposes of this Agreement, the term “Title Benefit” shall mean: (i) Sellers' Net Revenue Interest in any Subject Interest that is greater than that set forth in Exhibit A, Exhibit B or Exhibit D (without a corresponding proportional increase in the Working Interest); (ii) Sellers' Working Interest in any Subject Interest that is less than the Working Interest set forth in Exhibit A, Exhibit B or Exhibit D (without a corresponding proportional decrease in the Net Revenue Interest) and (iii) Sellers' Net Acres under any Lease that is greater than that set forth in Exhibit A. Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Sellers in accordance with the foregoing, shall be deemed to have been waived by Sellers for all purposes. If Buyer discovers any Title Benefit Property during the Examination Period affecting the Assets for which Sellers have not previously provided notice, it shall promptly notify Sellers in writing thereof.
(b)    If with respect to a Title Benefit the Parties are not deemed to have agreed on the amount of the upward Unadjusted Purchase Price adjustment or have not otherwise agreed on such amount on or before two Business Days prior to the Closing Date, Sellers or Buyer shall have the right to elect to have such Unadjusted Purchase Price adjustment determined by an Independent Expert pursuant to Section 16.03. If the amount of such adjustment is not determined pursuant to this Agreement before the Closing, the undisputed portion of the Unadjusted Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Buyer at the Closing and, subject to Section 3.08(d), upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Buyer to Seller.
(c)    The title benefit amount (“Title Benefit Amount”) resulting from a Title Benefit shall be the amount by which the Allocated Value of the affected Asset (“Title Benefit Property”) is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount; and
(ii)    if the Title Benefit asserted is that the Net Acres or Net Revenue Interest attributable to any Lease, Well or unit is greater than that stated in Exhibit A, Exhibit B or Exhibit D or the Working Interest attributable to any Lease, Well or unit is less than that stated in Exhibit A, Exhibit B or Exhibit D for which there is not a proportionate decrease in Net Revenue Interest, then the Title Benefit Amount shall take into account the relative change in the interest from Exhibit A, Exhibit B or Exhibit D and the appropriate Allocated Value attributed to such Asset.
(d)    Notwithstanding anything to the contrary in this Agreement, (i) if the Title Benefit Amount attributable to a Title Benefit Property does not exceed Seventy-Five Thousand and No/100 Dollars ($75,000.00), then no adjustment to the Unadjusted Purchase Price or other remedy hereunder shall be made for such Title Benefit Property, (ii) if the aggregate adjustment to the Unadjusted Purchase Price determined in accordance with this Agreement for all Title Benefits (exceeding Seventy-Five Thousand and No/100 Dollars ($75,000.00)) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any adjustments thereto, then no adjustment of the Unadjusted Purchase Price or other remedy hereunder shall be made therefor, and (iii) if the aggregate adjustment to the Unadjusted Purchase Price determined in accordance with this Agreement for all Title Benefits (exceeding Seventy-Five Thousand and No/100 Dollars ($75,000.00)) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any adjustments thereto, then the Unadjusted Purchase Price and other remedies hereunder shall only be applicable to the extent of such excess.
Article IV
Environmental Matters
Section 4.01    Environmental Review.

(a)    Buyer shall have the right to conduct or cause a consultant (“Buyer's Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer's Environmental Review”). The cost and expense of Buyer's Environmental Review, if any, shall be borne solely by Buyer. Buyer shall (and shall cause Buyer's Environmental Consultant to): (i) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Sellers' operations, and (ii) comply with all applicable Laws, rules, and regulations applicable to the work. Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer's Environmental Consultant at all times during Buyer's Environmental Review. With respect to any samples taken in connection with Buyer's Environmental Review, Buyer shall, upon the request of any Seller's representative, take split samples, providing one of each such sample, properly labeled and identified, to Sellers. Buyer hereby agrees to release, defend, indemnify and hold harmless Sellers from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (including those resulting from any Seller's SOLE, joint, COMPARATIVE or concurrent negligence or strict liability) ARISING OUT OF OR RELATING TO BUYER'S ENVIRONMENTAL REVIEW, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLERS OR THEIR REPRESENTATIVES. Notwithstanding anything herein to the contrary, neither Buyer nor Buyer's Environmental Consultant shall have access to, or shall be permitted to conduct, any environmental due diligence (including any Phase I environmental SITE assessments) with respect to any Asset where Sellers do not have the authority to grant access to such Persons for such due diligence.
(b)    During the Examination Period, subject to the provisions below regarding Buyer's right to request authorization to conduct Phase II Activity, Buyer's inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment of the Assets and Buyer may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws. “Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar non-invasive environmental assessment. Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) (“Phase II Activity”). If, following the conduct of the Phase I Environmental Site Assessment, Buyer reasonably believes that any Phase II Activity is necessary for it to determine the existence and/or magnitude of an Environmental Defect, Buyer shall furnish to Sellers for their review a proposed scope of such Phase II Activity, including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted. Following the receipt and review of such proposal by Sellers, Sellers shall elect, in their sole discretion, to permit or refuse to permit the conduct of any Phase II Activity by Buyer; provided, however, that if Sellers refuse to permit the conduct of the Phase II Activity, then the Assets with respect to which Buyer requested permission to conduct such Phase II Activity may, at Buyer's option, be excluded from the Assets to be conveyed to Buyer at Closing and the Unadjusted Purchase Price shall be adjusted downward by the Allocated Value of such Assets.
(c)    Unless otherwise required by applicable Law, Buyer shall (and shall cause Buyer's Environmental Consultant to) treat confidentially any matters revealed by Buyer's Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer's Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Sellers, unless immediate disclosure is required by Law to prevent an imminent and substantial endangerment to human health or the environment. Unless otherwise required by Law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer's Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information becomes legally compelled to disclose any of the Environmental Information, Buyer shall provide Sellers with prompt notice sufficiently prior to any such disclosure so as to allow Sellers to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. At the request of any Seller, Buyer shall provide copies of the Environmental Information to Sellers without charge as soon as practicable after Buyer receives the Environmental Information. If this Agreement is terminated prior to the Closing, (i) at the request of any Seller, Buyer shall deliver any Environmental Information to Sellers that has not been previously delivered to Sellers and (ii) all of the Environmental Information delivered to Sellers shall become the sole property of Sellers.
Section 4.02    Environmental Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.
(a)    “Environmental Defect” shall mean, with respect to any given Asset, (i) an individual environmental condition that constitutes a violation of Environmental Laws in effect as of the date of this Agreement, (ii) a condition on or affecting an Asset with respect to which remedial or corrective action is required under Environmental Laws in effect as of the date of this Agreement, (iii) any written notice from a Governmental Authority asserting or alleging a violation of an Environmental Law or (iv) any other Environmental Liabilities.
(b)    “Governmental Authority” shall mean the United States and the state, county, parish, city and political subdivisions, and any agency, department, board, tribal authority, council or body or other instrumentality thereof.
(c)    “Environmental Laws” shall mean all Laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment (including natural resources) as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act,

as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act, as amended, and comparable state and local laws.
(d)    “Environmental Defect Value” shall mean, with respect to any Environmental Defect for a given Asset, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, in such a manner that is in conformance with applicable Environmental Laws taking into account that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.
(e)    “Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any Hydrocarbons or naturally occurring radioactive material).
(f)    “Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys' fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, or remedial or corrective action obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets.
Section 4.03    Notice of Environmental Defects.
(a)    If Buyer discovers any Environmental Defect affecting the Assets (each, an “Environmental Defect Property”), Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (each, an “Environmental Defect Notice”) must: (i) be in writing; (ii) be received by Sellers prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient detail for Sellers to reasonably determine the basis for the Environmental Defect; (iv) identify the specific Assets affected by such Environmental Defect; and (v) state Buyer's estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Unadjusted Purchase Price.
(b)    Any matters that may otherwise constitute Environmental Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect or that does not constitute a breach of any Seller's representations and warranties pursuant to this Agreement, shall, subject to Section 14.01, be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02).
(c)    Each Environmental Defect Property for which Buyer has asserted an Environmental Defect Notice in good faith prior to the expiration of the Examination Period shall not be conveyed to Buyer at Closing pending the resolution of such Environmental Defect pursuant to the terms of this Section 4.03. No reduction shall be made at Closing to the Closing Payment with respect to any Environmental Defect for which Sellers have provided notice to Buyer prior to or on the Closing Date (the “Pre-Closing Environmental Defects”) that Sellers intend to cure the Environmental Defect during the Environmental Cure Period or for which Sellers have provided notice to Buyer prior to or on the Closing Date that Sellers dispute the existence, in whole or in part, which notice shall include a description of the matters in dispute (any asserted Environmental Defect for which Sellers properly disputes the existence, in whole or in part, a “Disputed Environmental Defect”). Subject to Section 4.04, the Allocated Value of the Assets for which Buyer has asserted a Pre-Closing Environmental Defect shall be paid to the Escrow Agent at Closing, unless the Parties agree otherwise with respect to any Pre-Closing Environmental Defect prior to Closing; provided, however, (i) if Sellers elect to cure a Pre-Closing Environmental Defect, and (A) if such Pre-Closing Environmental Defect is cured by the end of the Environmental Cure Period, (1) the Allocated Value of the applicable Environmental Defect Property shall be released from escrow to Sellers and (2) the Environmental Defect Property shall be conveyed to Buyer, but (B) if cure has not been achieved by the end of the Environmental Cure Period, in accordance with Section 4.03(e), the Allocated Value or the Allocated Value less the Environmental Defect Value, as applicable, in accordance with Section 4.03(e), for the applicable Environmental Defect Property shall be released from escrow to Buyer or Sellers, as applicable, at such time, and the applicable Environmental Defect Property shall either be conveyed to Buyer or retained by Seller (in which case, such Environmental Defect Property will constitute an Excluded Asset) in accordance with Section 4.03(e), or (ii) if a Pre-Closing Environmental Defect is a Disputed Environmental Defect, such Pre-Closing Environmental Defect shall be finally and exclusively resolved in accordance with the provisions of Article XVI and release of the Allocated Value from escrow for such Pre-Closing Environmental Defect shall be resolved in accordance therewith.
(d)    Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove on or before sixty (60) days after the Closing Date (the “Environmental Cure Period”) any Environmental Defects for which Sellers have received an Environmental Defect Notice from Buyer prior to the expiration of the Examination Period; provided, however, that any downward adjustments to the Unadjusted Purchase Price made pursuant to Section 4.03(e) shall occur at the times set forth in Section 12.02; and provided, further, that if, prior to the end of the Environmental Cure Period, Sellers and Buyer cannot agree on (i) the proper and adequate cure for any such Environmental Defect, (ii) the Environmental Defect Value or (iii) whether the alleged Environmental Defect constitutes an Environmental Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Article XVI. Any Disputed Environmental Defects that have not been cured, waived or otherwise resolved by the Parties prior to the end of the Environmental Cure Period shall be exclusively and finally resolved in accordance with the provisions of Article XVI.
(e)    In the event that any Environmental Defect is not waived by Buyer or, subject to Section 4.03(c), cured prior to the expiration of the Environmental Cure Period, then unless otherwise mutually agreed in writing by the Parties, subject to Section 4.04, Buyer shall, at its sole election, elect to (i) make a downward adjustment equal to the Environmental Defect Value of such Environmental Defect Property and receive a conveyance from Seller of such Environmental Defect Property or (ii) exclude the entirety of the Environmental Defect Property that is adversely affected by such Environmental Defect, in which event, Sellers shall retain the Environmental Defect Property and the Unadjusted Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such Environmental Defect Property, and such Environmental Defect Property shall constitute an Excluded Asset. Upon Buyer electing to remedy an Environmental Defect pursuant to this Section 4.03(e), the Parties shall complete any further conveyancing, if necessary, to effect the elected remedy. Any downward adjustments to the Unadjusted Purchase Price pursuant to this Section 4.03 shall be made (and accounted for) as part of the Final Accounting Statement, except for Environmental Defects that Sellers do not dispute or attempt to cure, which Environmental Defects will be accounted for at Closing.
Section 4.04    Environmental Defect Limitations. Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value attributable to an Environmental Defect Property does not exceed Seventy-Five Thousand and No/100 Dollars ($75,000.00), then no adjustment to the Unadjusted Purchase Price or other remedy hereunder shall be made for such Environmental Defect Property, (ii) if the aggregate adjustment to the Unadjusted Purchase Price determined in accordance with this Agreement for all Environmental Defects (exceeding Seventy-Five Thousand and No/100 Dollars ($75,000.00)) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any adjustments thereto, then no adjustment of the Unadjusted Purchase Price or other remedy hereunder shall be made therefor, and (iii) if the aggregate adjustment to the Unadjusted Purchase Price determined in accordance with this Agreement for all Environmental Defects (exceeding Seventy-Five Thousand and No/100 Dollars ($75,000.00)) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any adjustments thereto, then the Unadjusted Purchase Price and other remedies hereunder shall only be applicable to the extent of such excess.

Section 4.05    Termination. If, after taking into account the limitations set forth in Section 3.05 and Section 4.04, at any time prior to the Closing the sum (without duplication) of (i) the aggregate undisputed Title Defect Values for all undisputed Title Defects, plus (ii) the aggregate Title Defect Values asserted in good faith by Buyer with respect to all other Title Defects asserted by Buyer in good faith and not cured by Sellers prior to the Closing, plus (iii) the aggregate undisputed Environmental Defect Values for all undisputed Environmental Defects, plus (iv) the aggregate Environmental Defect Values asserted in good faith by Buyer with respect to all other Environmental Defects asserted by Buyer in good faith and not cured by Sellers prior to the Closing exceeds five percent (5%) of the Unadjusted Purchase Price, then either Party may terminate this Agreement upon written notice to the other and neither Party shall thereafter have any further rights or obligations hereunder, other than as set forth in Article XI and Article XVI.
Article V
Representations and Warranties of Sellers
Each respective Seller represents and warrants as to itself severally to Buyer that:
Section 5.01    Seller's Existence. Panther is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware and is qualified to conduct business in the States of Oklahoma and Texas. Red Willow is a limited liability company, duly organized, validly existing and in good standing under the Laws of Colorado and is qualified to conduct business in the States of Oklahoma and Texas. Linn is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware and is qualified to conduct business in the States of Oklahoma and Texas. Such Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.
Section 5.02    Legal Power. Such Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:
(a)    any provision of such Seller's limited liability company agreement or other governing documents;
(b)    any material agreement or instrument to which such Seller is a party or by which such Seller is bound, except for any Preferential Purchase Rights and Consents to assignment; or
(c)    any judgment, order, ruling or decree applicable to such Seller as a party in interest or any Law, rule or regulation applicable to such Seller.
Section 5.03    Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 5.04    Brokers. Evercore Partners has acted for or on behalf of Sellers in connection with this Agreement and the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of any Seller or any Affiliate of any Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).
Section 5.05    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of such Seller, threatened against such Seller. For purposes of this Agreement, “knowledge” means: with respect to Panther, the actual knowledge of Berry J. Mullennix, Roy H. Grossman, Sr., Jeff L. Nevins, James R. Stone and Howard Blakenship; with respect to Red Willow, the actual knowledge of Robert J. Voorhees and Stephen Goff; and with respect to Linn, the actual knowledge of David Beathard.
Section 5.06    Suits. There is no suit, action, claim, investigation or inquiry by any Person and no legal, administrative or arbitration proceeding pending or, to such Seller's knowledge, threatened against such Seller or any Affiliate of such Seller with respect to the Assets or that has materially affected or will materially affect such Seller's ability to consummate the transactions contemplated herein or materially affect the title to or value of the Assets except as shown on Schedule 5.06.
Section 5.07    Royalties. To such Seller's knowledge, all rentals, royalties and other payments due under the Subject Interests described in Exhibit A have been paid in all material respects, except those amounts in suspense.
Section 5.08    Taxes. Each material Tax Return required to be filed with respect to the Assets has been timely and properly filed under applicable laws and all Taxes due and owed relating to the Assets have been timely and properly paid. The Assets are not subject to any lien for Taxes, other than for current period Taxes not yet due and payable. No Seller or any of its Affiliates has received written notice of any pending claim with respect to the Assets from any Governmental Authority for assessment of Taxes, and there are no ongoing audits, suits, proceedings, assessments, reassessments, deficiency claims or other claims relating to any Taxes with respect to the Assets by any applicable Governmental Authority. No Seller or any of its Affiliates has waived any statute of limitations in respect of Asset Taxes, nor has any Seller or any of its affiliates agreed to any extension of time with respect to any Asset Tax assessment or deficiency.
Section 5.09    Consents and Preferential Rights. Except as disclosed on Schedule 5.09, none of the Assets, or any portion thereof, is subject to any preferential rights to purchase, options to purchase, or required Third Party consents to assignment which may be applicable to the transactions contemplated by this Agreement, except those consents and approvals from Governmental Authorities for the assignment of the Assets by Sellers to Buyer that are customarily obtained after closing in connection with a transaction similar to the one contemplated by this Agreement.

Section 5.10    Foreign Person. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).
Section 5.11    Material Contracts.
(a)    Schedule 5.11 lists the Material Contracts (as defined below), and all material amendments to such Material Contracts or amendments that include provisions of the type described in clauses (i) - (xiv) below, that relate to the Assets or the ownership or operation thereof and that will be binding on Buyer or any of the Assets after the Closing, but specifically excluding any Excluded Asset or Lease, and includes:
(i)    all area of mutual interest agreements and agreements that include (A) non-competition restrictions or other similar restrictions on doing business, (B) joint venture agreements, exploration agreements, participation agreements, development agreements, joint operating agreements, unit agreements or other similar agreements relating to the Assets or by which the Assets are bound, and (C) pending purchase and sale agreements, farmout or farmin agreements or other agreements providing for the purchase, sale or earning of any material asset included in or related to the Assets;
(ii)    all of the Hydrocarbon production sales or purchase, transportation, marketing, supply, exchange and processing agreements relating to the Assets other than such agreements that are terminable on upon not more than sixty (60) days' notice without penalty, the payment of money, delivery of other consideration or unduly burdensome effort;
(iii)    any contracts or agreements with any Affiliate of Seller by which the Assets will be bound upon and after Closing;
(iv)    any contracts or agreements burdening the Assets which could reasonably be expected to obligate Buyer to expend in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in any calendar year;
(v)    any contract or agreement, the primary purpose of which is to indemnify another Person, if such agreement or contract would reasonably be expected to result in a liability to Buyer in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in any calendar year;
(vi)    any contracts or agreements providing for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets;
(vii)    any contract or agreement for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(viii)    any contract or agreement that can reasonably be expected to result in aggregate revenues to Sellers in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in any calendar year;
(ix)    any contract or agreement for, or that contemplates, the sale, exchange or transfer of any of Seller's interest in the Assets, other than (A) this Agreement, (B) contracts or agreements governing the sale of Hydrocarbons or (C) the disposition in the ordinary course of equipment no longer suitable for Hydrocarbons field operation;
(x)    any contract or agreement that constitutes a lease, under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days' or less notice and (B) involves an annual base rental in excess of One Hundred Thousand and No/100 Dollars ($100,000.00);
(xi)    any contract or agreement that includes any “tag along” or similar rights allowing a Third Party to participate in future sales of any of the Assets;
(xii)    any contract or agreement that is a seismic or other geophysical acquisition agreement or license;
(xiii)    powers of attorney relating to the Assets that are still in effect; and
(xiv)    all employment, bonus, severance, change in control, retention, incentive, equity or other compensation-related agreements with, or applicable to, any Field Employee.
The contracts and agreements described in Sections 5.11(a)(i) through (xiv) above are collectively referred to herein as the “Material Contracts.”
(b)    Except as disclosed in Schedule 5.11, (i) such Seller is not in material breach or material default under any Material Contract and (ii) to such Seller's knowledge, there has not occurred any event by any party to a Material Contract that with notice or the passage of time would constitute a breach or default under, in any material respect, any Material Contract. All Material Contracts are currently in full force and effect in accordance with their terms.
(c)    There are no (i) agreements with any Affiliate of Seller which will be binding on the Assets after Closing or (ii) Hedge Contracts or Debt Contracts that will be binding on the Assets after Closing.
(d)    Except as set forth on Schedule 5.11(d), neither Seller nor the Assets are subject to any Contracts which restrict or prohibit Seller from disclosing to Buyer information that is material to Buyer's review, inspection, ownership and operation of the Assets.

Section 5.12    Lease Status; Rentals. Seller has not received written notice of (a) any request or demand for material payments, adjustments of payments or performance pursuant to obligations under the Leases that is still outstanding or (b) any default with respect to the payment or calculation of rentals that has not been cured.
Section 5.13    Personal Property; Easements; Wells.
(a)    Except as described on Schedule 5.13, all Personal Property and Wells are, to such Seller's knowledge, in all material respects, in a state of reasonable repair (subject to normal wear and tear, maintenance and ongoing upgrades or replacement consistent with past practice) so as to be adequate for present uses and operations.
(b)    Except as set forth on Schedule 5.13, to such Seller's knowledge, such Seller has all material Easements and Permits necessary to access, construct, operate, maintain and repair the Personal Property and Wells, as applicable, in the ordinary course of business as currently conducted. Except for Permitted Encumbrances, such Seller (i) has the contractual right to use or is the exclusive or non-exclusive legal and beneficial owner of the Easements, (ii) has conducted its operations in a manner that does not materially violate any of the terms of any such Easements and (iii) except as set forth on Schedule 5.13, has not received written notice of revocation or termination of any such Easements.
(c)    “Permits” means any permits, approvals or authorizations by, or filings with, Governmental Authorities.
(d)    Except as described on Schedule 5.13, such Seller has good and defensible title to (or, in the case of a leasehold interest, such legally enforceable rights to use) the Personal Property, free and clear of all liens and other encumbrances other than Permitted Encumbrances.
Section 5.14    Environmental Matters.
(a)    Except as set forth on Schedule 5.14, to such Seller's knowledge, the Assets are in compliance with the applicable requirements of Environmental Laws, and such Seller has not entered into nor are the Assets subject to any currently effective agreements, consents, orders, decrees, judgments or other directives of any Governmental Authority pursuant to Environmental Laws, except in either case for such non-compliance, agreements, consents, orders, decrees, judgments or other directives that would not reasonably be expected to have a Seller Material Adverse Effect.
(b)    Except as set forth on Schedule 5.14, such Seller has not received written notice from any Person of an Environmental Defect that would reasonably be expected to have a Seller Material Adverse Effect.
(c)    To such Seller's knowledge, except as set forth on Schedule 5.14, Seller is not aware of any pending legal proceedings under any Environmental Laws that involve

Seller and that relate to any agreement giving rise to an obligation under Environmental Laws.
(d)    To such Seller's knowledge, all material written reports, studies, notices from Governmental Authorities, and other material documents specifically addressing environmental matters related to the Assets which are in Seller's possession have been made available to Buyer.
The representations and warranties of this Section 5.14 are the sole representations and warranties of Sellers with respect to matters arising under or related to Environmental Laws or any other agreements imposing obligations with respect to matters regulated under Environmental Laws.
Section 5.15    Imbalances. To such Seller's knowledge, Schedule 5.15 sets forth all Imbalances attributable to such Seller's interest in the Assets as of the date set forth on such Schedule 5.15. “Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.
Section 5.16    Drilling Obligations. Except as set forth on Schedule 5.16, such Seller has no unfulfilled drilling obligations affecting the Leases by virtue of a Contract relating to the Assets or the ownership or operation thereof.
Section 5.17    Current Commitments. Schedule 5.17 sets forth as of the date of this Agreement all authorizations for expenditures (“AFEs”) in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per individual AFE or series of related AFEs, in each case, received or issued by such Seller and relating to such Seller's interest in the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Contracts, in each case, for which all of the activities anticipated in such AFEs or commitments have not been completed as of the date of this Agreement.
Section 5.18    Plugging and Abandonment Obligations. With the exception of those Wells identified on Schedule 5.18, to Seller's knowledge, there are no Wells operated or owned by such Seller that (a) relate or are subject to an order from any Governmental Authority requiring that such Well be plugged and abandoned, (b) are not in use for purposes of production or injection, nor suspended or temporarily abandoned, or, that have been plugged and abandoned, but have not been plugged or abandoned in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such Well, (c) are not properly permitted by the Governmental Authority having jurisdiction thereover, or (d) have been produced in excess of allowables allocated thereto by the Governmental Authority having jurisdiction thereover or subject to penalties on allowables after the Effective Time because of overproduction.
Section 5.19    No Prepayments. Except as disclosed on Schedule 5.19, such Seller is not obligated by virtue of any prepayment arrangement for the sale of Hydrocarbons and/or any take or pay or other similar provisions of a production payment or other arrangement, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving full payment therefor.
Section 5.20    Tax Partnerships. Except as set forth on Schedule 5.20, none of the Assets are subject to or owned by any tax partnership (other than any Seller that is a partnership for U.S. federal income tax purposes) requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. Each tax partnership identified in Schedule 5.20 has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Assets.
Section 5.21    Operation of the Assets. Except as described in Schedule 5.21, since January 1, 2013, (a) all Assets operated by Panther have been operated only in the ordinary course of business consistent with past practices of Panther and Section 13.01 and (b) there has not been any material damage, destruction or loss with respect to the Assets. The representations and warranties in this Section 5.21 shall not apply to any of the Leases.
Section 5.22    Non-Consent Operations. Except as described in Schedule 5.22, such Seller has not elected (or been deemed to have elected) to be a non-consenting party with respect to any Well being operated by a Third Party.
Section 5.23    Compliance with Permits. Except as set forth on Schedule 5.23, to such Seller's knowledge, such Seller has obtained and is maintaining all Permits that are necessary or required for the ownership, development and operation of the Assets by such Seller, and (a) all such Permits are in full force and effect and (b) there are no proceedings pending or, to Seller's knowledge, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.
Section 5.24    Seller's Receipt of Payments for Production. Except as described in Schedule 5.24, to such Seller's knowledge, such Seller is currently receiving from all purchasers of production revenues not less than the Net Revenue Interest for each Well reflected on Exhibit D, without suspense or any indemnity other than the normal division order warranty of title.
Section 5.25    Payout Status. To such Seller's knowledge, Schedule 5.25 contains a true and correct list of the status of any “payout” balance (net to the interest of such Seller), as of the dates set forth on Schedule 5.25, for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.
Section 5.26    Suspense Funds. Schedule 5.26 lists all funds held in suspense by such Seller that are attributable to the Assets.
Section 5.27    Encumbrances. Except for Permitted Encumbrances and those certain encumbrances to be terminated as of Closing pursuant to Section 8.06, such Seller owns the Assets free and clear of all claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract.

Section 5.28    Surface Rights. Except as set forth in Schedule 5.28, none of the Leases contain any restrictions on any lessee thereunder to use the surface in connection with oil and gas operations thereunder that would materially adversely affect such operations.
Section 5.29    Compliance with Laws. Except as set forth on Schedule 5.29, such Seller is not in material violation of any Laws with respect to its ownership and operation of the Assets. This Section 5.29 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 5.14 and Article IV.
Section 5.30    Condemnation. To such Seller's knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.
Section 5.31    Employee Matters.
(a)    Such Seller is not, and has never been, a party to any collective bargaining agreement with respect to any individuals who are employed by such Seller or any such Seller's Affiliates, which in either case, provide services related to the Assets.
(b)    Neither such Seller nor any entity, trade or business, whether or not incorporated, that together with such Seller would be deemed a “controlled group” within the meaning of Section 4001(b)(1) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) or Section 414(b), (c), (m) or (o) of the Code has (or has had within the past six (6) years) any liability (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (v) under corresponding or similar provisions of any foreign Law, rule, regulation, statute, ordinance or order, in each case, that would be, or could become following the Closing Date, a liability of Buyer or any of its Affiliates.
Section 5.32    Bonds and Letters of Credit. Schedule 5.32 lists all bonds, letters of credit, guarantees and other similar commitments held by Sellers with respect to the Assets, excluding, however, any bonds, letters of credit, guarantees and other similar commitments required by any Governmental Authorities in order for Seller or its Affiliates to own or operate the Assets.
Article VI
Representations and Warranties of Buyer
Buyer represents and warrants to Sellers that:
Section 6.01    Buyer's Existence. Buyer is a limited liability company, duly organized and validly existing under the Laws of the State of Delaware and is qualified to conduct business in the States of Oklahoma and Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer's headquarters is located in the State of Texas.

Section 6.02    Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:
(a)    any provision of Buyer's certificate of formation, limited liability company agreement or other governing documents;
(b)    any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or
(c)    any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law, rule or regulation applicable to Buyer.
Section 6.03    Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 6.04    Brokers. No broker or finder has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).
Section 6.05    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer. For purposes of this Agreement and with respect to Buyer, “knowledge” means the actual knowledge of the executive officers of Buyer and its parent.
Section 6.06    Suits. There is no suit, action, claim, investigation or inquiry by any Person and no legal, administrative or arbitration proceeding pending or, to Buyer's knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer's ability to consummate the transactions contemplated herein.
Section 6.07    Qualifications. At Closing, Buyer will be qualified with all applicable Governmental Authorities to own and operate the Assets.
Section 6.08    Investment. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities Laws or the availability of an exemption from such registration.
Section 6.09    Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Closing Payment as herein provided and otherwise to perform its obligations under this Agreement.
Article VII
Sellers' Conditions to Close
The obligations of Sellers to consummate the transaction provided for herein are subject, at the option of Sellers, to fulfillment on or prior to the Closing Date of each of the following conditions:
Section 7.01    Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date).
Section 7.02    Performance. Buyer shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.
Section 7.03    Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement (other than a suit by Sellers against Buyer).
Section 7.04    Purchase Price. Buyer shall have delivered to Sellers the Closing Payment in accordance with the provisions of Article II.
Section 7.05    Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Sellers all closing documents described in Section 10.05.
Section 7.06    Governmental Consents. All material consents and approvals of any Governmental Authority (other than any tribal authority, council, body or any other tribal instrumentality) required for the transfer of the Assets from Sellers to Buyer as contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
Article VIII
Buyer's Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to fulfillment on or prior to the Closing Date of each of the following conditions:
Section 8.01    Representations. The representations and warranties of Sellers herein contained shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date).
Section 8.02    Performance. Sellers shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.
Section 8.03    Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement (other than a suit by Buyer against Sellers).
Section 8.04    Execution and Delivery of the Closing Documents. Sellers shall have executed, acknowledged and delivered, as appropriate, to Buyer all Closing documents described in Section 10.04.
Section 8.05    Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Buyer as contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
Section 8.06    Release of Liens. All claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract burdening the Assets shall have been released at or before Closing, and Sellers shall have provided evidence of such release to Buyer at or before Closing.
Section 8.07    No Seller Material Adverse Effect. During the period between the Execution Date and the Closing Date, there shall not have been any event or occurrence that individually or in the aggregate resulted in a Seller Material Adverse Effect. For purposes of this Agreement, “Seller Material Adverse Effect” means any change, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not, whether in the ordinary course of business or not, and whether covered by insurance or not) that has had, individually or in the aggregate with any other event or events, (a) a material adverse effect on Sellers' ability to consummate the transactions contemplated by, or to perform their obligations under, this Agreement or (b) an adverse effect on the value of the Assets, taken as a whole, in an amount equal to or greater than fifteen percent (15%) of the Unadjusted Purchase Price; provided, however, that, for purposes of clause (b) hereof, a Seller Material Adverse Effect shall not include such material adverse effects resulting from (i) general changes in Hydrocarbon prices, (ii) general changes in industry, economic, financial or political conditions or markets, (iii) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located, (iv) acts of God, including storms, tornados and other natural disasters, (v) civil unrest or similar disorder, terrorist acts, any outbreak of hostilities of war and (vi) changes or proposed changes in Law after the Effective Time; provided further, however, that any event referred to in clauses (ii), (iii), (iv), (v) or (vi) shall be taken into account in determining whether a Seller Material Adverse Effect has occurred to the extent that such event has a disproportionate effect on the Assets or Sellers compared to other participants in the industry in which Sellers operate.
Section 8.08    Audited Financial Statements. Sellers shall have delivered to Buyer on or prior to Closing audited statements of revenues less direct operating expenses of the Assets for the fiscal years ended September 30, 2012, 2011 and 2010, which financial statements shall be audited in accordance with GAAP and SEC compliant and shall include the required oil and gas disclosures, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended September 30, 2012, 2011 and 2010, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of discounted cash flows for, each of the fiscal years ended September 30, 2012, 2011 and 2010
Section 8.09    Unaudited Financial Statements. Sellers shall have delivered to Buyer on or prior to Closing unaudited statements of revenues less direct operating expenses of the Assets, together with a comparison to the corresponding preceding fiscal quarter, which unaudited financial statements shall have been prepared in accordance with GAAP as of (i) December 31, 2012, (ii) March 31, 2013 and (iii) if Closing has not occurred by August 15, 2013, June 30, 2013.
Section 8.10    Reserve Report. Cawley, Gillespie & Associates, Inc. shall have delivered, with Panther's approval, to Buyer a reserve report dated on or about September 30, 2012 and April 1, 2013, with respect to the Assets.
Article IX
HSR Act; Tax Matters
Section 9.01    HSR Act. If required by applicable law, each of Buyer and Sellers shall submit as soon as practicable filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). The Persons making such filings shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Buyer and Sellers shall use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities in connection the HSR Act. Buyer and Sellers further agree to consult and cooperate with each other with respect to, and to permit, to the extent reasonably practicable, the other Parties to be present at conferences and meetings for the purpose of, obtaining clearance under the HSR Act. Buyer shall pay all filing fees due in connection with any filings pursuant to the HSR Act. Other than such filing fees, Sellers and Buyer will bear their own costs and expenses relating to the compliance with this Section 9.01.
Section 9.02    Transfer Taxes. Buyer and Sellers understand that the transfers undertaken pursuant to this Agreement will not be subject to any sales, use, transfer and similar Taxes (“Transfer Taxes”) in Texas, on the following bases: (i) the transfers involve a transfer of realty and the transfer of tangible personal property, if any, is incidental to the transfer of realty and (ii) the transfers qualify as occasional sales because, prior to the transactions, each Seller could separately ascertain from its books and records the income and expenses directly attributable to the Assets being transferred. All Transfer Taxes (other than Taxes on gross income, net income or gross receipts) incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be paid by Buyer. In the event Sellers pay any Taxes allocable to Buyer under this Section 9.02, Buyer shall, within ten (10) days of receipt of notice from Sellers, reimburse Sellers for any such amount.
Section 9.03    Asset Taxes. Production Taxes and similar Taxes measured by units or value of production, and severance Taxes, shall be apportioned to Sellers based on the amount or value of Hydrocarbons actually produced before the Effective Time and to Buyer based on the amount or value of Hydrocarbons actually produced at or after the Effective Time. Ad valorem Taxes, property Taxes and similar Taxes paid periodically shall be apportioned to Sellers based on the number of days in the applicable period falling before the day on which the Effective Time occurs and to Buyer based on the number of days falling on and after the day on which the Effective Time occurs. The payment to the appropriate taxing authorities of all Asset Taxes required to be paid before the Closing Date shall be made (or caused to be made) by Sellers, and the payment to the appropriate taxing authorities of all Asset Taxes required to be paid on or after the Closing Date shall be made by Buyer. Sellers shall pay to Buyer, at least five (5) days prior to the due date of such Asset Taxes, Sellers' share of such Asset Taxes to the extent such amounts were not credited to Buyer in calculating adjustments to the Unadjusted Purchase Price pursuant to Section 12.01.
Section 9.04    Tax Deferred Exchange. To the extent allowable by Law, any combination of Sellers and/or Buyer may, at or before the Closing, elect to effect a tax-deferred exchange of the Assets for other qualifying properties (the “Exchange Property”) in accordance with the following:
(a)    In the event any Seller makes such an election prior to the Closing, such Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have the Purchase Price payable to such Seller paid to a qualified intermediary until such Seller has designated the Exchange Property. The Exchange Property shall be designated by such Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Code, and shall thereupon be conveyed to such Seller. In the event such Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to such Seller.
(b)    In the event Buyer makes such an election prior to the Closing, Buyer may elect, by notice to Sellers delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).
(c)    The rights and responsibilities of Sellers, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Sellers and Buyer to be necessary to accomplish a tax-deferred exchange under Section 1031 of the Code, subject, however, to the limitations on costs and liabilities of Buyer and Sellers set forth below. If any Seller makes a tax-deferred exchange election, Buyer and the other Seller shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Assets. If Buyer makes a tax-deferred exchange election, no Seller shall be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement. Any such tax-deferred exchange election by any Party shall not affect the duties, rights or obligations of the other Parties, except as expressly set forth in this Section 9.04. Neither Sellers nor Buyer makes any representations as to any particular tax treatment that may be afforded to the other Party by reason of such assignment or any other actions taken in connection with the exchange under Section 1031 of the Code.
(d)    Should either one or both Sellers or Buyer make such an election and should the tax-deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing Party's or Parties' sole responsibility and liability to the electing Party shall be to take such actions as are required by subsections (a), (b) or (c) above and such non-electing Party or Parties shall have no other responsibility or liability whatsoever to the electing Party; and the electing Party shall release, indemnify, defend and hold harmless the non-electing Party or Parties from any responsibility or liability related to such election except for such actions as may be required by subsections (a), (b) or (c) above.
Section 9.05    Allocation of Purchase Price for Tax Purposes. Promptly after the execution of this Agreement, Buyer will prepare and deliver to Sellers a proposed allocation of the Unadjusted Purchase Price among each of the Assets in compliance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder. Thereafter, Buyer and Sellers will use commercially reasonable efforts to agree upon such allocation. To the extent permitted by Law, such allocation of value shall be generally treated as Class V assets for purposes of Internal Revenue Service Form 8594. Such agreed allocation for any Asset shall be consistent with Section 2.02 and shall be increased or reduced as described in Articles III and IV (the “Tax Allocated Value”). Sellers and Buyer agree (1) that the Tax Allocated Values shall be used by Sellers and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (2) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes unless required by applicable Law or with the consent of the other Party. Buyer and Sellers agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such party or any Affiliate thereof ten (10) days prior to such filing.

Section 9.06    Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party's request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Sellers and Buyer agree to retain all Records with respect to tax matters pertinent to the Assets relating to any tax period beginning before the Effective Time until the expiration of the statute of limitations of the respective tax periods and to abide by all record retention agreements entered into with any Governmental Authority.
Section 9.07    Section 754 Election. Sellers shall cause each tax partnership identified in Schedule 5.20 to have in effect a valid election under Section 754 of the Code for the taxable year of such tax partnership that includes the Closing Date.
Section 9.08    Tax Definitions. For purposes of this Agreement, the following terms shall have the definitions set forth below:
(a)    The term “Tax” or “Taxes” means all taxes of any kind, levies and other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report and any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, whether by contract, statute, or otherwise.
(b)    The term “Asset Taxes” shall mean any and all Taxes in the nature of a severance, production, ad valorem, property or similar Tax that is attributable to the operation or ownership of any Asset, the production or removal of Hydrocarbons, or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (i) income, capital gains, franchise and similar Taxes and (ii) Transfer Taxes.
(c)    The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Article X
The Closing
Section 10.01    Time and Place of the Closing. If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Panther, whose address is 15 E. 5th Street, Suite 2100, Tulsa, Oklahoma 74103 on May 31, 2013, or if all conditions in Article VII and VIII to be satisfied prior to Closing have not yet seen satisfied or waived by such date, then within five (5) Business Days of such conditions having been satisfied or waived, subject to the right of the Parties under Article XI. The date on which the Closing occurs shall be referenced to herein as the “Closing Date.”
Section 10.02    Adjustments to Purchase Price at the Closing.
(a)    At the Closing, the Unadjusted Purchase Price shall be increased by (i) all upward adjustments for Title Benefits determined in accordance with Article III, (ii) the Post-Execution Option Lease Amount, if any and (iii) any other amount provided for in this Agreement or agreed upon by Buyer and Sellers (including, without limitation, pursuant to Section 12.01).
(b)    At the Closing, the Unadjusted Purchase Price shall be decreased by (i) all downward adjustments for Title Defects and Environmental Defects determined in accordance with Article III and Article IV and (ii) any other amount provided for in this Agreement or agreed upon by Buyer and Seller (including, without limitation, pursuant to Section 12.01).
(c)    The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments”, and the purchase price resulting from such adjustments shall be the “Adjusted Purchase Price”.
Section 10.03    Closing Statement. On or before ten (10) days prior to the Closing Date, Sellers shall prepare and deliver to Buyer, in good faith, using and based upon the best information reasonably available to Sellers, a closing statement estimating the initial Adjusted Purchase Price to be paid at Closing, after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 10.02 and any other agreed upon amounts for Title Defects, setting forth each adjustment to the Unadjusted Purchase Price it anticipates to be appropriate as of the Closing Date necessary to determine the Adjusted Purchase Price (as of the Closing Date) and providing supporting documentation showing the calculation of such adjustments in accordance with Section 10.02 (the “Preliminary Settlement Statement”). Buyer will have five (5) days after receipt of the Preliminary Settlement Statement to review such statement and to provide written notice to Sellers of Buyer's objection to any item on the statement. Buyer's notice will clearly identify the item(s) objected to and the reasons and support for the objection(s). The Parties shall attempt to agree on the amount of the Adjusted Purchase Price to be paid at the Closing no later than three (3) days prior to Closing. If the Parties do not agree by that date, Sellers' good faith estimate shall be used to determine the adjustments to the Unadjusted Purchase Price. If Buyer does not provide written objection(s) within the five (5) day period, the Parties will treat the Preliminary Settlement Statement as correct for purposes of determining the adjustments to the Unadjusted Purchase Price at Closing. The amount to be paid by Buyer to Sellers at the Closing in accordance with this Section 10.03 shall be the “Closing Payment”.
Section 10.04    Actions of Sellers at the Closing. At the Closing, Sellers shall:

(a)    execute, acknowledge and deliver to Buyer an assignment in a form substantially similar to Exhibit E to this Agreement (the “Assignment”) and such other instruments (in form and substance mutually agreed upon by Buyer and Sellers) as may be reasonably necessary to convey the Assets to Buyer, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, including any state, federal or agency form assignments necessary to convey the Assets to Buyer;
(b)    execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Assets to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;
(c)    deliver to Buyer possession of the Assets;
(d)    execute and deliver to Buyer an affidavit meeting the requirements of Treasury Regulations Section 1.445-2(b);
(e)    deliver to Buyer a certificate duly executed by an authorized officer of each Seller, dated as of Closing, certifying on behalf of each Seller that the conditions set forth in Section 8.01 and Section 8.02 have been fulfilled;
(f)    deliver to Buyer all releases of any mortgages, deeds of trust, financing statements, fixture filings and other encumbrances and interests imposed in connection with any Debt Contract to the extent burdening the Assets (or any thereof);
(g)    deliver to Buyer appropriate change of operator forms on those Assets operated by Panther;
(h)    execute, acknowledge and deliver to Buyer the Transition Services Agreement substantially in the form set forth in Exhibit H (the “Transition Services Agreement”); and
(i)    execute, acknowledge and deliver to Buyer any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
Section 10.05    Actions of Buyer at the Closing. At the Closing, Buyer shall:
(a)    make a wire transfer of the Closing Payment (less the Escrow Amount) to Sellers in immediately available funds;
(b)    deliver to Sellers a certificate duly executed by an authorized officer of Buyer, dated as of Closing, certifying on behalf of Buyer that the conditions set forth in Section 7.01 and Section 7.02 have been fulfilled;
(c)    if applicable, make a wire transfer of the Escrow Amount to the account more particularly described in the Escrow Agreement;

(d)    execute, acknowledge and deliver to Sellers the Transition Services Agreement;
(e)    take possession of the Assets; and
(f)    execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby, including any state, federal or agency form assignments necessary to convey the Assets to Buyer.
“Escrow Amount” means the amounts to be paid by Buyer to Escrow Agent at Closing in accordance with Articles III and IV.
Article XI
Termination
Section 11.01    Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:
(a)    by written consent of all of the Parties;
(b)    by Sellers or by Buyer if the Closing shall not have occurred on or before August 1, 2013 (the “Termination Date”); provided, however, in the event that all conditions in Article VII and Article VIII are satisfied other than (i) those conditions precedent which by their terms can only be satisfied simultaneously with the Closing but which are capable of being satisfied at the Closing and (ii) Sections 7.06 and 8.05 as a result of any applicable waiting period under the HSR Act having not terminated or expired, then neither Buyer nor Sellers may terminate this Agreement under this clause (b) until after an additional sixty (60) days after the Termination Date;
(c)    by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;
(d)    by Buyer, upon delivery of written notice to Sellers at any time prior to the Closing in the event that Sellers have breached in any material respect any representation, warranty or covenant contained in this Agreement, Buyer has notified Seller of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach;
(e)    by Sellers, upon delivery of written notice to Buyer at any time prior to the Closing in the event that Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, Sellers have notified Buyer of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach;
(f)    by Sellers or by Buyer in accordance with Section 4.05; or

(g)    by Buyer in accordance with Section 13.08;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 11.01 if such Party is at such time in material breach of any provision of this Agreement.
Section 11.02    Effect of Termination.
(a)    In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, other than as a result of a Material Breach, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except: (i) Buyer's indemnity and confidentiality obligations contained in Section 4.01 and 13.02; (ii) the Parties' obligations under the Confidentiality Agreement (as defined in Section 17.04); (iii) the Parties' respective representations and warranties under Sections 5.04 and 6.04; and (iv) this Section 11.02, which shall remain effective, operational and enforceable. Additionally, Article XVI (Dispute Resolution) and Article XVII (Miscellaneous) shall continue to have effect pursuant to their terms; provided, however, that a termination of this Agreement shall not relieve any Party from any liability for Losses (as defined in Section 14.03) incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.
(b)    In the event of a Material Breach as a result of which this Agreement is terminated in accordance with Section 11.01(e), Sellers may seek any remedy available at Law or equity; provided, however, that in the event of a Material Breach as a result of which this Agreement is terminated in accordance with Section 11.01(e) and if all conditions precedent to Buyer's obligation to Closing under Article VIII are satisfied or waived in accordance with the terms of this Agreement (other than those conditions precedent which by their terms can only be satisfied simultaneously with the Closing but which are capable of being satisfied at the Closing), Sellers may elect to collect from Buyer, and Buyer shall pay, ten percent (10%) of the Unadjusted Purchase Price, as their sole and exclusive remedies under this Agreement, as liquidated damages in lieu of pursuing any other remedy available at law or equity, which amount shall be payable within three (3) Business Days after such termination in U.S. Dollars to an account designated in writing by the Sellers.
(c)    The provision for payment of liquidated damages in Section 11.02(b) has been included because, in the event this Agreement is terminated in accordance with Section 11.01(e) because of a Material Breach by Buyer, the actual damages to be incurred by Sellers can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
(d)    “Material Breach” means (i) Buyer has taken any action or omitted to take any action where such action or failure resulted in the breach or omission in any material respect of (a) any of Buyer's representations or warranties set forth herein or (b) any covenants of Buyer hereunder which are to be performed or observed at or prior to the

Closing or (ii) Buyer has not been able to arrange to have sufficient funds available to enable Buyer to pay or is otherwise unable or unwilling to pay in full the Closing Payment amount at Closing.
Section 11.03    Specific Performance. Subject to Section 11.02(b) and Section 14.06, the Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made it in this Agreement, the non-breaching Party may be without an adequate remedy at Law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, any non-breaching Party may, subject to the terms of this Agreement, institute and prosecute an action to enforce specific performance of such covenant or agreement, in addition to pursuing any other remedy available at Law or in equity.
Section 11.04    Attorneys' Fees, Etc. If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys' fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY OR PARTIES.
Article XII
Post-Closing Obligations
Section 12.01    Allocation of Expense and Revenues.
(a)    Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Sellers so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar Taxes, and Buyer shall be responsible for all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether a Seller or an Affiliate of a Seller serves as operator prior to the Closing); provided Sellers shall not have committed the Assets to any capital or other expenditures other than as described in Schedule 13.01 for the period from and after the Effective Time or as otherwise agreed to by the Parties, and (ii) Sellers will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar Taxes, and Sellers shall be responsible for all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time.
(b)    In addition to but without duplication of the foregoing, Sellers will be paid (i) the amount as of the Effective Time of all prepaid Asset Taxes and any prepaid costs, including rentals and insurance premiums attributable to the Assets, insofar as such prepaid costs relate to periods of time after the Effective Time (as determined in the case of Asset Taxes pursuant to Section 9.03), and (ii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date.
(c)    In addition to but without duplication of the foregoing, Buyer will be paid (i) an amount equal to all unpaid Asset Taxes that are attributable to periods of time prior to the Effective Time (as determined pursuant to Section 9.03), which amounts shall, to the extent not actually assessed, be computed based on such Asset Taxes for the preceding taxable period (such amount to be determined pursuant to Section 9.03 for the period of Sellers' and Buyer's ownership before, at, and after the Effective Time), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02.
(d)    In addition to the foregoing, appropriate adjustments shall be made between Buyer and Sellers so that any production or pipeline imbalances attributable to the Assets, if any, with respect to periods prior to the Effective Time are borne solely by Sellers and any such imbalances, if any, with respect to periods on and after the Effective Time are borne solely by Buyer.
(e)    All Tax credits (including Tax credits for horizontal wells) applicable to the Assets for periods prior to the Effective Time shall be allocated to and for the benefit of Sellers, provided that such credits shall be given at such time as actually realized by Buyer and granted by the taxing authorities. All Tax rebates and refunds applicable to the Assets for periods prior to the Effective Time shall be allocated to and for the benefit of Sellers, provided that such rebates or refunds are actually received by Buyer.
(f)    All amounts due under this Section 12.01 will be settled initially at Closing and finally in accordance with Final Accounting Statement under Section 12.02; provided however, to the extent Buyer takes a Tax credit or receives a Tax refund or rebate to which Sellers are entitled pursuant to Section 12.01(e) after the Final Accounting Statement is settled, Buyer shall promptly make a payment to Sellers in the amount of such Tax credit, refund or rebate.
Section 12.02    Final Accounting Statement.
(a)    On or before ninety (90) days after the latest of the Closing Date and the resolution of all Title Defects and Environmental Defects pursuant to the terms of this Agreement, Sellers shall prepare and deliver to Buyer a post-Closing statement setting forth a detailed calculation of all Unadjusted Purchase Price adjustments applicable to the Unadjusted Purchase Price (the “Accounting Statement”). The Accounting Statement

shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01. To the extent reasonably required by Sellers, Buyer shall assist in the preparation of the Accounting Statement. Sellers shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Sellers prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.
(b)    Within five Business Days after the Final Accounting Statement becomes final, Sellers shall pay to Buyer or Buyer shall pay to Sellers in immediately available funds the net amount due. For purposes of this Agreement, the term “Final Accounting Statement” shall mean (i) the Accounting Statement sent by Sellers to Buyer unless Buyer gives a Notice of Disagreement in accordance with Section 12.02(a), or (ii) upon resolution of any Dispute contained in such Notice of Disagreement, the revised Accounting Statement reflecting such resolution, which the Parties shall issue, or cause the Independent Expert to issue.
Section 12.03    Further Cooperation.
(a)    Sellers shall make the Records available to be picked up by Buyer at the offices of Panther during normal business hours within five Business Days after the Closing to the extent the Records are in the possession of Sellers and are not subject to contractual restrictions on transferability. Sellers shall have the right to retain copies of any of the Records and the rights granted under Section 17.04.
(b)    After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.
Section 12.04    Recording Expenses. As soon as practicable after Closing, Buyer shall record the Assignment(s), all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Assets, in the appropriate counties as well as with any appropriate governmental agencies and provide Sellers with copies of all recorded or approved instruments. Buyer shall bear all costs of recording and filing under this Section 12.04.

Article XIII
Covenants
Section 13.01    Operations after Execution Date. Panther agrees, from and after the date hereof until the Closing, except as expressly contemplated by this Agreement, as set forth on Schedule 13.01, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment or if required by Law, to:
(a)    operate the properties included in the Assets in the usual, regular and ordinary manner consistent with past practice;
(b)    maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;
(c)    use commercially reasonable efforts to continue to drill and complete wells in accordance with Sellers' existing drilling plan for the Subject Interests and to continue to lease in accordance with Sellers' existing leasing program related to the Subject Interests;
(d)    except as reasonably necessary in connection with conducting production operations, the drilling and completion operations and leasing program described in subparagraph (c) above, not enter into a material contract relating to the Assets, or materially amend or change the terms of any Contract that would involve individual commitments of more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);
(e)    not plug or abandon any Well located on the properties included in the Assets without Buyer's prior written consent unless required to do so by an authorized regulatory agency or court;
(f)    not transfer, sell, abandon, farmout, lease, encumber, exchange, mortgage, pledge or dispose of any material portion of the Assets or grant any consent or preferential purchase right with respect to the Assets, other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that are no longer necessary in the operation of the properties included in the Assets or for which replacement equipment has been obtained;
(g)    maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;
(h)    use commercially reasonable efforts to maintain in full force and effect all Leases;
(i)    maintain all material Permits, approvals, bonds and guarantees affecting the Assets;

(j)    other than in connection with conducting production operations, the drilling operations and leasing program described in subparagraph (c) above, submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the properties included in the Assets that involve individual commitments of more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);
(k)    not propose or commit to any new operation reasonably anticipated to require future capital expenditures by the owner of the Assets in excess of Fifty Thousand and No/100 Dollars ($50,000.00) per individual new operation;
(l)    provide Buyer (i) access to the daily volume totals for Hydrocarbons produced from the Assets using Production Explorer and (ii) copies of the lease operating statements Panther provides to internal management in the ordinary course of business with respect to the Assets by the twentieth (20th) day of each month applicable to operations during the preceding month for which complete data is available;
(m)    give prompt written notice to Buyer of any (i) emergency with respect to, or material damage or destruction of, the Assets with respect to which any Seller is the operator, (ii) material violation or notices of violations of Law, including Environmental Law, with respect to the Assets of which any Seller is the operator or the transactions contemplated by this Agreement and (iii) material claims received or made with respect to the Assets of which any Seller is the operator or the transactions contemplated by this Agreement;
(n)    use commercially reasonable efforts (which the Parties acknowledge and agree shall not obligate Sellers to make any payments in excess of the amount of any payments it is making or has agreed to make as of the date hereof, with all such payments being in the ordinary course of business consistent with past practice) to retain the services of its officers, managers, employees and consultants and to maintain satisfactory relationships with those persons having business relationships with Sellers and their Affiliates to the extent related to the Assets;
(o)    unless undertaken in the ordinary course of business, not dismantle or decommission any material Personal Property or other facilities or close pits or restore the surface of such Wells, facilities or pits;
(p)    notify Buyer if any material Lease terminates promptly upon learning of such termination other than due to expiration of the primary term;
(q)    not incur liabilities with respect to the Assets for which Buyer would be responsible after Closing, other than transactions in the normal, usual and customary manner, of a nature and in an amount (not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00)) consistent with past practices employed by Seller with respect to the Assets;

(r)    not enter into or amend any Contract with any Affiliate of Seller applicable to the Assets, except for terminations of any such Contract in accordance with Section 13.04; and
(s)    not enter into an agreement with respect to any of the foregoing.
Section 13.02    Access. During the Examination Period, Sellers will give Buyer, at Buyer's sole cost, risk and expense, reasonable access to Sellers' offices and personnel, the Assets and the Records (and the right to copy such Records, or the originals thereof) for the purpose of conducting such title and environmental examinations as Buyer may in its sole discretion choose to conduct with respect to the Assets, and all other reasonable due diligence reviews of the Assets. Sellers will use commercially reasonable efforts (at Buyer's sole cost and expense) to obtain waivers from the applicable Third Parties to be able to disclose to Buyer all information relating to the Assets that any Seller is restricted from disclosing as a result of confidentiality arrangements under any agreement with Third Parties to the extent requested by Buyer. Subject to the immediately preceding sentence, access under this Section 13.02 is granted only to the extent that Sellers may do so without violating any obligations to any Third Party and to the extent that each Seller has the authority to grant such access without breaching any restriction binding on it. However, if so requested by Buyer, any Seller will use commercially reasonable efforts (at Buyer's sole cost and expense) to obtain a waiver of any such restrictions in favor of Buyer. Buyer hereby agrees to release, defend, indemnify and hold harmless Sellers from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM ANY SELLER'S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) ARISING OUT OF OR RELATING TO BUYER'S DUE DILIGENCE EXAMINATIONS, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLERS OR THEIR REPRESENTATIVES.
Section 13.03    Financing.
(a)    From and after the Execution Date, Sellers will use commercially reasonable efforts to provide access to such personnel and assist Buyer in obtaining such information related to the Assets as is reasonably necessary for the preparation and filing of any filings Buyer is required to make under applicable securities Laws or in connection with any financing transaction (the “Financing”) in connection with the transactions contemplated by this Agreement, including (i) audited financial statements applicable to the Assets for the fiscal years ending September 30, 2012, 2011 and 2010, (ii) unaudited interim financial statements for any interim periods together with statements for the similar interim period in the prior year, and (iii) estimates of proved reserves and discounted future net cash flows attributable to the Assets.
(b)    From the Execution Date until the Closing Date, Sellers shall use their commercially reasonable efforts to provide such reasonable cooperation as may be reasonably requested by Buyer and that is customary for transactions similar to the Financing.

(c)    Buyer shall reimburse Sellers and their Affiliates for all out-of-pocket costs and expenses incurred in performing its obligations under this Section 13.03. Nothing in this Section 13.03 shall require any cooperation or other action by Sellers to the extent such cooperation or action would interfere unreasonably with Sellers' business and operations.
(d)    Buyer shall use its commercially reasonable efforts to cause the Persons providing the Financing to fund on or prior to the Closing Date the financing amounts required to consummate the Closing.
Section 13.04    Affiliate Contracts. Each Seller will terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between such Seller and its respective Affiliates insofar and only insofar as such contracts or agreements relate to or bind the Assets.
Section 13.05    Imbalances. Within ninety (90) days after the Closing, each Seller will transfer to Buyer any and all documentation in such Seller's or its Affiliates' possession necessary for Buyer to administer the Imbalances.
Section 13.06    No Solicitation. During the Exclusivity Period, Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (b) enter into discussions or negotiations with, or provide any information to, any Person (other than as permitted under this Agreement and other than to Buyer or any of its Affiliates and/or its or their respective representatives) concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions and negotiations with any Persons (other than Buyer and/or its Affiliates) with respect to, or that could lead to, an Acquisition Proposal. For purposes of this Agreement, (i) “Exclusivity Period” means the period from and after the Execution Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article XI and (ii) an “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer and/or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise (other than Buyer or any of its Affiliates) of all or any portion of the Assets. Sellers shall promptly, and in any case within three (3) Business Days after receipt thereof, advise Buyer orally and in writing of any Acquisition Proposal, any request for information relating to an Acquisition Proposal, or any inquiry or discussion that could reasonably be expected to lead to an Acquisition Proposal, the material terms of such Acquisition Proposal, request or discussion, and identity of the Persons involved.
Section 13.07    Limitations on the Operational Obligations and Liabilities of Seller.
(a)    From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, Panther shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.
(b)    Buyer acknowledges that each Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners (other than a Seller) shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as each Seller has voted its interests in a manner that complies with the provisions of this Article XIII. To the extent that a Seller is not the operator of any of the Assets, the obligations of each Seller in this Article XIII shall be construed to require that each Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.
Section 13.08    Casualty Loss.
(a)    If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such individual Casualty Loss exceeds fifteen percent (15%) of the Unadjusted Purchase Price, Buyer may elect to terminate this Agreement at any time prior to Closing. In the event that Buyer does not elect to terminate this Agreement, Sellers shall elect by written notice to Buyer prior to Closing either (i) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Sellers' sole cost and expense, prior to the Closing Date or (ii) for the Unadjusted Purchase Price to be reduced by the sums of all amounts paid to Sellers by Third Parties by reason of such Casualty Loss and Sellers shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers' right, title and interest (if any) in unpaid awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties arising out of the Casualty Loss.
(b)    If, after the Execution Date, but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is fifteen percent (15%) or less of the Unadjusted Purchase Price, Buyer shall nevertheless be required to close, and Sellers shall deduct from the Unadjusted Purchase Price all sums paid to Sellers by Third Parties by reason of such individual Casualty Loss and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers' right, title and interest (if any) in unpaid awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties arising out of the Casualty Loss.
Article XIV
Obligations and Indemnification
Section 14.01    Retained Obligations. Notwithstanding anything in this Agreement to the contrary, Buyer neither assumes nor hereby agrees to fulfill, perform, pay or discharge (or cause to be fulfilled, performed, paid or discharged), and each Seller agrees to retain sole responsibility for and to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities, known or unknown, with respect to: (a) the Excluded Assets; (b) all litigation existing as of the Closing Date with respect to the Assets; (c) any personal injury or death arising out of such Seller's ownership or operation of the Assets prior to the Closing Date; (d)(i) any and all income Taxes, franchise Taxes and similar Taxes imposed by any applicable Law on Sellers or any of their Affiliates or any of their direct or indirect owners, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Sellers pursuant to Section 9.03, taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers pursuant to Section 12.01 or Section 12.02, (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (iv) all other Taxes imposed on or with respect to the ownership or operation of the Assets for any tax period (or portion thereof for straddle periods) ending before the Effective Time; (e) all obligations and liabilities of Sellers for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests accruing prior to the Effective Time; (f) all obligations of such Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue and become due prior to the Effective Time; and (g) all Losses arising out of or resulting from: (i) any offsite disposal, prior to the Closing, of Hazardous Substances arising from the operation or use of the Assets; (ii) any Hedge Contracts relating to the Assets; and (iii) any Debt Contracts of any Seller or any Affiliate relating to the Assets (collectively, the “Retained Obligations”).
Section 14.02    Assumed Obligations. Provided that the Closing occurs, subject to Sections 14.01 and 14.04, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of: (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) gas imbalances; (c) suspense accounts; (d) Asset Taxes allocable to Buyer pursuant to Section 9.03 taking into account, and without duplication of, such Asset Taxes effectively borne by Buyer pursuant to Section 12.01 or Section 12.02; (e) the condition of the Subject Interests, regardless of whether such condition arose before or after the Effective Time; (f) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (g) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time; and (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).
Section 14.03    Buyer's Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless each Seller, its managers, officers, directors,

employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys' fees) (collectively, “Losses”) as a result of, arising out of, or related to (a) the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES; PROVIDED HOWEVER, THE FOREGOING SHALL NOT HAVE ANY EFFECT ON BUYER'S RIGHT TO SEEK INDEMNITY OR ANY OTHER AVAILABLE REMEDY ARISING OUT OF ANY SUCH NEGLIGENCE OR OTHER ACTIONS BY SELLER, (b) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (c) the breach of any covenant of Buyer contained in or made pursuant to this Agreement.
Section 14.04    Sellers' Indemnification. Provided that the Closing occurs and subject to Section 14.05, each Seller shall, severally and not jointly, release, defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, representatives, members, shareholders, Affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against any and all Losses as a result of, arising out of, or related to (a) the Retained Obligations of such Seller, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES; PROVIDED HOWEVER, THE FOREGOING SHALL NOT HAVE ANY EFFECT ON SELLERS' RIGHT TO SEEK INDEMNITY OR ANY OTHER AVAILABLE REMEDY ARISING OUT OF ANY SUCH NEGLIGENCE OR OTHER ACTIONS BY BUYER, (b) the inaccuracy or breach of any representation or warranty of such Seller contained in or made pursuant to this Agreement, or (c) the breach of any covenant of such Seller contained in or made pursuant to this Agreement.
Section 14.05    Limits on Indemnification.
(a)    Sellers' indemnification obligation under Section 14.04(b) shall only apply if Buyer has provided Sellers with written notice claiming indemnification within twelve (12) months of the Closing, except for (i) any breach of Seller's representations in Sections 5.01, 5.02, 5.03 and 5.04 (collectively, the “Fundamental Representations”) which shall survive Closing indefinitely, (ii) any breach of Section 5.08 and Section 5.20, which shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations, and (iii) any breach of Section 5.31, which shall survive Closing until sixty (60) days after the expiration of the applicable statute of limitations. The remainder of this Agreement (including Buyer's representations and warranties in Article VI) shall survive the Closing indefinitely except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)    Other than with respect to the Fundamental Representations and Sections 5.08, 5.20 and 5.31, if the total amount of all Losses that Buyer Indemnitees have the right to assert against Sellers under Section 14.04(b) (“Buyer Losses”) does not exceed two percent (2%) of the Unadjusted Purchase Price (the “Basket”), then Sellers shall have no obligation under Section 14.04(b) with respect to any such Losses. If the total amount of all Buyer Losses exceeds the Basket, then Sellers' obligations under Section 14.04(b) shall be limited to the amount by which the aggregate amount of all Buyer Losses exceeds the amount of the Basket.
(c)    Other than with respect to the Fundamental Representations and Sections 5.08, 5.20 and 5.31, the obligations of Sellers under Section 14.04(b) shall be limited to twenty percent (20%) of the Unadjusted Purchase Price.
(d)    In no event shall any Party be liable to any other Party or their respective indemnitees for any consequential or incidental damages or lost profits, unless the same are part of a Third Party claim for which a Party is seeking indemnification hereunder.
(e)    For purposes of determining the amount of Losses that may be subject to indemnification under Sections 14.03(b) or 14.04(b), the words “Seller Material Adverse Effect,” “material adverse effect,” “material,” “materially,” and words of similar import in the applicable representations and warranties shall be disregarded.
Section 14.06    Exclusive Remedies with Respect to Representations and Warranties. From and after Closing, the rights and remedies of the Parties under this Article XIV are exclusive and in lieu of any and all other rights and remedies which any Party may have under this Agreement or otherwise against any other Party with respect to the transactions contemplated herein for monetary relief with respect to any breach of any representation or warranty.
Section 14.07    Notices and Defense of Indemnified Matters. Each Party claiming it is entitled to indemnification hereunder shall promptly notify the Party or Parties from which it is seeking indemnification of any matter of which it becomes aware and for which it is entitled to indemnification under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party's sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.
Section 14.08    Adjustment to Purchase Price. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article XIV as an adjustment to the Unadjusted Purchase Price.
Article XV
Limitations on Representations and Warranties

Section 15.01    Disclaimers of Representations and Warranties. The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. except for the express representations of sellerS in this agreement, BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ASSETS, INCLUDING (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. except for the express representations of sellerS in this agreement, SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE UNADJUSTED PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLERS THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLERS THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
Section 15.02    Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transaction contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Sellers or any other Person.
Section 15.03    Survival. The representations, warranties, covenants and obligations of Buyer under this Agreement shall indefinitely survive the Closing. The representations, warranties, covenants and obligations of Seller under this Agreement shall survive the Closing as set forth in Section 14.05(a).
Article XVI
Dispute Resolution
Section 16.01    General. Any and all claims, disputes, controversies or other matters in question arising out of or relating to a Title Defect, an Environmental Defect, or calculation of the Accounting Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.
Section 16.02    Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, Sellers shall nominate and commit one of Panther's senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute arose to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days after such Dispute arose, then any Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.
Section 16.03    Dispute Resolution by Independent Expert.
(a)    The Sellers, on the one hand, and Buyer, on the other hand, shall have the right to submit each Dispute to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).
(b)    Each Dispute to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Rules of the American Arbitration Association to the extent such Rules do not conflict with the provisions of this Agreement

(the “Rules”). The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.
(c)    The charges and expenses of the arbitrator shall be shared one-half by Sellers and one-half by Buyer.
Section 16.04    Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.
Article XVII
Miscellaneous
Section 17.01    Names. As soon as reasonably possible after the Closing, but in no event later than sixty (60) days after the Closing, Buyer shall remove the names of each Seller and its Affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership in a name other than the name of a Seller or any of its Affiliates, or any variations thereof.
Section 17.02    Further Assurance. After Closing, Sellers and Buyer each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement.
Section 17.03    Expenses. Except as otherwise expressly provided herein, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and no Party shall be entitled to any reimbursement for such expenses from any other Party.
Section 17.04    Confidentiality. The respective obligations of the Parties under that certain Confidentiality Agreement dated January 24, 2013, between Panther and Buyer (the “Confidentiality Agreement”) shall terminate upon the Closing. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer's obligations under the Confidentiality Agreement shall continue in accordance with the terms thereof. To the extent any provisions of the Confidentiality Agreement conflict with this Agreement, this Agreement shall control. Nothing in the Confidentiality Agreement will prohibit Buyer from performing its due diligence during the Examination Period.

Section 17.05    Document Retention. As used in this Section 17.05, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Sellers pursuant to the provisions of this Agreement (other than those that Sellers have retained either the original or a copy of), including, but not limited to: financial and Tax accounting records; land, title and division of interest files; contracts; engineering and Well files; and Records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by Law or governmental regulation), and shall allow any Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Sellers shall have the right during such period to make copies of the Documents at its expense.
Section 17.06    Payments to Sellers and Sellers' Consent.
(a)    For all payments to Sellers required under this Agreement, Buyer will make one payment to the following account (unless Sellers direct otherwise in jointly executed instructions): Account Number 305002378134, Bank of America, ABA Routing Number 026009593.
(b)    Whenever Sellers' consent or election is required under this Agreement unless expressly provided otherwise, the consent or election of Panther will be sufficient to bind the Sellers.
Section 17.07    Entire Agreement; Amendments.
(a)    This Agreement, the Confidentiality Agreement, the documents to be executed hereunder, and the exhibits and schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.
(b)    The Parties hereby expressly agree that the provisions of Sections 17.11, 17.12, 17.14, and this Section 17.07(b) shall not be amended in any manner adverse to the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing in connection with the transactions contemplated hereby and their respective Affiliates, officers, directors, employees and representatives involved in the Financing and their permitted successors and assigns (the “Financing Sources”) without the prior written consent of the Financing Sources.
Section 17.08    Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 17.09    Publicity. Neither Sellers nor Buyer shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby which specifically references any other Party to this Agreement without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (1) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Purchase Rights, Consents or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (2) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliate or (3) subject to Section 17.04, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (1) and (2) or any other press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby which does not specifically reference any other party to this Agreement, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.
Section 17.10    Rules of Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neutral genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
Section 17.11    Certain Agreements with Respect to Financing Sources. Each Party agrees, on behalf of itself and its Affiliates (collectively, the “Related Parties”) that the Financing Sources and their Affiliates, and each of their successors and assigns (i) shall be subject to no liability or claims (whether at Law or equity, in contract, in tort or otherwise) by the Related Parties arising out of or relating to this Agreement, the financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Sources or their Affiliates with respect to the foregoing and (ii) are express Third Party beneficiaries of this Section 17.11 (which may not be changed as to any Financing Sources without its prior written consent).
Section 17.12    No Third Party Beneficiaries. Except (i) as provided in Sections 14.03 and 14.04 and (ii) for the rights of the Financing Sources pursuant to Sections 17.07(b), 17.11,

17.14 and this Section 17.12, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract; provided that the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives shall be Third Party beneficiaries of Sections 11.02, 17.07(b), 17.11, 17.12 and 17.14.
Section 17.13    Assignment. No Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Parties and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.
Section 17.14    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the Laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the Laws of another jurisdiction, except that (i) with respect to issues relating to real property for properties located in a specific state, the Laws of that state shall govern and (ii) matters involving the Financing shall be governed and construed in accordance with the laws of the State of New York. Subject to Article XVI, the Parties consent to the exercise of jurisdiction in personam by the courts of the State of Texas for any dispute arising under this Agreement. The Parties agree to venue in Dallas, Texas, including, without limitation, with respect to any arbitration conducted pursuant to Article XVI or other dispute arising under this Agreement.
(b)    THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE PERFORMANCE THEREOF.
(c)    Notwithstanding anything in this Section 17.14 to the contrary, each of the Parties hereby irrevocably consents and agrees that it will not bring or support any action, cause of action, notice of violation, audit, complaint, demand, suit, arbitration, mediation, claim, proceeding or investigation (whether at Law, in equity, in contract, in tort or otherwise) against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, in New York County, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the federal courts located in the Southern District of New York (and appellate courts thereof). The provisions of this Section 17.14(c) shall be enforceable by each Financing Source.

Section 17.15    Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective only upon receipt.

If to Panther:
Panther Energy Company, LLC 15 E 5th Street, Suite 2100 Tulsa, OK 74103 Attn: James R. Stone Fax: (866) 241-6783

With a copy (which shall not constitute notice) to:

Conner & Winters, LLP 4000 One Williams Center Tulsa, OK 74172 Attn: J. Ryan Sacra Fax: (918) 586-8628

If to Red Willow:

Red Willow Mid-Continent, LLC 14933 Hwy 172 Ignacio, CO 81137 Attn: Robert J. Voorhees Fax: (970) 563-5105

With a copy (which shall not constitute notice) to:

Maynes, Bradford, Shipps & Sheftel LLP 835 E. Second Ave., Suite 123 P.O. Box 2717 Durango, CO 81302 Attn: Thomas H. Shipps Fax: (970) 247-8827

If to Linn:
Linn Energy Holdings, LLC 600 Travis Street, Suite 5100 Houston, TX 77002 Fax: (281) 840-4000

If to Buyer:
Midstates Petroleum Company LLC 4400 Post Oak Parkway, Suite 1900 Houston, Texas Attn: Corporate Counsel Fax: (713) 595-9494

With a copy (which shall not constitute notice) to:
Vinson & Elkins LLP First City Tower 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Attn: Matt Pacey Fax: (713) 615-5139

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.
Section 17.16    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 17.17    Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.
Section 17.18    Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.
Section 17.19    Headings; References. The headings of articles and sections used in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References herein to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules to this Agreement unless expressly stated otherwise. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, or local Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 17.20    Waiver of Sovereign Immunity. To the extent that Panther or Red Willow has sovereign immunity by reason of the character or identity of its members or otherwise, each of Panther and Red Willow hereby irrevocably and expressly waives its sovereign immunity for the limited purpose of interpreting and enforcing the terms of this Agreement, including the indemnification obligations set forth in Article XIV, such that Panther and Red Willow consents to unconsented suit in any proceeding arising out of or relating to this Agreement, to permit the commencement, maintenance and enforcement of any proceeding by any Person with standing to maintain a proceeding, to interpret or enforce the terms of this Agreement and to enforce and execute any judgment or other available relief resulting therefrom against Panther and Red Willow. Each of Panther and Red Willow hereby irrevocably waives any and all rights to have any dispute that is subject to the foregoing limited waiver of sovereign immunity resolved in a tribal court or other dispute resolution forum, whether otherwise required by comity or the doctrines of abstention or exhaustion of tribal remedies.

[Signature page follows.]

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

Sellers: Panther Energy Company, LLC By:/s/ Berry J. Mullennix Name: Berry J. Mullennix Title: President and CEO	Buyer: Midstates Petroleum Company LLC By:/s/ John A. Crum Name: John A. Crum Title: President and Chief Executive Officer
Red Willow Mid-Continent, LLC By:/s/ Robert J. Voorhees Name: Robert J. Voorhees Title: President
Linn Energy Holdings, LLC By:/s/ David B. Rottino Name: David B. Rottino Title: Senior Vice President, Finance, Business Development and Chief Accounting Officer

[Signature Page to Purchase and Sale Agreement]